Exhibit 99.3

Annual report at 31 December 2013 - Consolidated financial statements

Indesit Company
Consolidated financial
statements

31 December 2013

Report of Independent Auditors

To the Shareholder
of Indesit Company S.p.A.

We have audited the accompanying consolidated financial statements of Indesit Company S.p.A., which comprise the consolidated statement of financial position as of December 31, 2013, and the related consolidated income statement, consolidated statement of comprehensive income, statement of changes in consolidated equity and consolidated cash flow statement for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.
Basis for Qualified Opinion
As discussed in Note 2 to the consolidated financial statements, the Company has not presented prior period comparatives because such comparatives are not required by Rule 3-05 of the United States Securities and Exchange Commission Regulation S-X. Disclosure of comparatives is required by International Financial Reporting Standards as issued by the International Accounting Standards Board.
Qualified Opinion
In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion paragraph, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Indesit Company S.p.A. at December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Adoption of IAS 19, “Employee Benefits”
As discussed in Note 5 to the consolidated financial statements, the Company retrospectively applied the amendments to IAS 19 - Employee Benefits, effective January 1, 2013. Our opinion is not modified with respect to this matter.

Reconta Ernst & Young S.p.A.

Ancona, Italy
February 2, 2015

Consolidated Income Statement for the year ended 31 December 2013

(million euro)	Note	Year 2013

Revenue	8.1	2,671.1
Cost of sales	8.2	(2,054.8)
Selling and distribution expenses	8.3	(437.3)
General and administrative expenses	8.4	(110.9)
Operating profit	8.5	68.1

Net finance costs	8.6	(27.8)
Foreign exchange losses	8.6	(18.8)
Fees and other net financial expenses	8.6	(4.7)
Share of profit (losses) of associates and other	8.6	(0.0)
Profit before tax		16.9

Income taxes	8.7	(13.7)

Profit for the year		3.2

Attributable to the owners of the Parent		3.2
Attributable to non-controlling interests	8.8	(0.0)

Basic earnings per share (euro)	9.11	0.03
Diluted earnings per share (euro)	9.11	0.03

Annual report at 31 December 2013 - Consolidated financial statements

Annual report at 31 December 2013 - Consolidated financial statements

Consolidated Statement of Comprehensive Income for the year ended 31 December 2013

(million euro)	Note	Year 2013

Profit for the year (A)		3.2

Net other comprehensive income/(loss) to be reclassified to profit or loss in subsequent periods		(64.5)

Gain / (loss) on cash flow hedges	9.11	(4.8)
Tax effect	9.11	0.7
Total gain / (loss) on cash flow hedges	9.11	(4.1)

Total gain / (loss) arising from translation of foreign operations	9.11	(60.4)

Net other comprehensive loss not to be reclassified to profit or loss in subsequent periods		(10.0)

Remeasurement gains/(losses)	9.11	(14.8)
Tax effect	9.11	4.8
Total remeasurement gains/(losses)	9.11	(10.0)

Total other comprehensive income/(loss), net of tax (B)		(74.5)
Total comprehensive income/(loss) (A+B)		(71.3)

Attributable to owners of the Parent		(71.3)
Attributable to non-controlling interests		0.0

Annual report at 31 December 2013 - Consolidated financial statements

Consolidated Statement of Financial Position at 31 December 2013

(million euro)	Note	At 31 December 2013
Assets
Property, plant and equipment	9.1	615.4
Goodwill and other intangible assets with an indefinite useful life	9.2	240.1
Other intangible assets with a finite useful life	9.3	98.7
Investments in associates	9.4	0.5
Other non-current assets	9.5	2.3
Deferred tax assets	9.6	129.5
Other non-current financial assets	9.13.5	1.9
Total non-current assets		1,088.3

Inventories	9.7	302.4
Trade receivables	9.8	426.5
Current financial assets	9.13.1	17.9
Tax receivables	9.9	14.1
Other receivables and current assets	9.10	63.2
Cash and cash equivalents	9.13.2	330.8
Assets held for sale	9.21	2.1
Total current assets		1,157.0
Total assets		2,245.4

Equity
Share capital	9.11	92.8
Reserves	9.11	(191.0)
Retained earnings	9.11	560.2
Profit attributable to owners of the Parent	9.11	3.2
Equity attributable to owners of the Parent		465.3

Non-controlling interests	9.12	0.0

Total equity		465.3

Liabilities
Non-current financial liabilities	9.13.4	368.6
Employee benefit liabilities	9.14	81.0
Provisions for risks and charges	9.15	56.7
Deferred tax liabilities	9.16	30.5
Other non-current liabilities	9.17	22.6
Total non-current liabilities		559.5

Current financial liabilities	9.13.3	307.4
Provisions for risks and charges	9.15	52.3
Trade payables	9.18	738.9
Tax payables	9.19	25.3
Other payables	9.20	96.8
Total current liabilities		1,220.6
Total liabilities		1,780.1

Total equity and liabilities		2,245.4

Annual report at 31 December 2013 - Consolidated financial statements

Consolidated Cash Flow Statement for the year ended 31 December 2013

(million euro)	Note	At 31 December 2013

Profit for the year	10.1	3.2
Income taxes	10.1	13.7
Depreciation and amortisation	10.1	110.3
Other non-monetary income and expenses, net	10.2	10.7
Change in trade receivables	10.3	38.8
Change in inventories	10.3	29.4
Change in trade payables	10.3	(81.8)
Change in other assets and liabilities	10.4	(26.9)
Taxes paid	10.1	(18.4)
Interest paid	10.2	(27.7)
Interest received	10.2	12.5
Cash flows from/(used in) operating activities		63.8

Purchase of property, plant and equipment	10.5	(82.7)
Proceeds from sale of property, plant and equipment	10.5	1.4
Purchase of intangible assets	10.6	(31.0)
Proceeds from sale of intangible assets	10.6	0.0
Cash flows from/(used in) investing activities		(112.3)

Increase in share capital		0
Dividends paid	10.7	(20.6)
Proceeds from non-current financial liabilities		0
Repayments of non-current financial liabilities and bond issue	10.8	(14.1)
Change in current and non-current financial liabilities	10.9	271.1
Cash flows from/(used in) financing activities		236.4

Net increase/(decrease) in cash and cash equivalent		188.0
Cash and cash equivalents, start of year	9.13.2	142.8
Cash and cash equivalents, end of year	9.13.2	330.8
Total change in cash and cash equivalents		188.0

Annual report at 31 December 2013 - Consolidated financial statements

Statement of Changes in Consolidated Equity for the year ended 31 December 2013

(million euro) Note 9.11	Opening Balances (published on 31 December 2012)	Opening Balances (restated)	Other profit/losses, net of tax	Profit for the year	Profit/(losses) recognised directly in equity	Dividends paid	Exercise of stock option rights and other movements	Allocation of profit for the year	Other	Total effects of transactions with owners of the Parent	Closing Balances
Consolidated statement of changes in equity as at 31 December 2013
Share capital	92.8	92.8	—	—	—	—	—	—	—	—	92.8
Share premium reserve	35.9	35.9	—	—	—	—	—	—	—	—	35.9
Legal Reserve	22.7	22.7	—	—	—	—	—	—	—	—	22.7
Translation reserve	(97.7)	(97.7)	(60.4)	—	(60.4)	—	—	—	(12.4)	(12.4)	(170.5)
Remeasurement reserve	0	(79.8)	(10.0)	—	(10.0)	—	—	—	—	—	(89.8)
Other reserves	15.0	15.0	(4.1)	—	(4.1)	—	(0.4)	—	0.3	(0.1)	10.8
Retained earnings	504.8	506.3	—	—	0	(20.6)	0.4	61.7	12.4	53.9	560.2
Profit attributable to owners of the Parent	62.3	61.7	—	3.2	3.2	—	—	(61.7)	0	(61.7)	3.2
Equity attributable to owners of the Parent	635.8	556.9	(74.5)	3.2	(71.3)	(20.6)	—	(0.0)	0.3	(20.3)	465.3
Non-controlling interests	0.0	0.0	—	(0.0)	(0.0)	—	—	—	—	—	0.0
Total equity	635.8	557.0	(74.5)	3.2	(71.3)	(20.6)	—	(0.0)	0.3	(20.3)	465.3

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Notes to the
Consolidated
financial statements

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

1. Group structure
and activities

_______________
Indesit Company S.p.A. (the “Company” or “Indesit Company”) is an Italian company based in Fabriano (Italy).
The Company and its subsidiaries (the “Group” or “Indesit Group”) are active in the production and sale of white goods, namely household appliances for the cooking sector (cookers, ovens and hobs), the cooling sector (refrigerators and freezers), and the washing sector (washing machines, combined washer-dryers, dryers and dishwashers).
The Group operates mainly in Europe, Russia and Turkey.
Starting from 2013, following the recent organizational changes Indesit identifies the Group as one operating segment pursuant to IFRS 8.
Consistent with para. 33 of IFRS 8, the following information is provided about the geographical areas in which the Group operates.
The household appliances sector is highly seasonal, which affects all the main economic and financial parameters.

2. Approval of the
consolidated
financial
statements at
December 31,
2013

_______________
The consolidated financial statements for the year ended December 31, 2013 have been prepared in accordance with the International Financial Reporting Standards – IFRSsTM (hereafter referred to as IFRS or IAS) issued by the International Accounting Standards Board (IASB), except that these consolidated financial statements do not include comparative figures for the prior year as required by IAS1 Presentation of Financial Statements. These consolidated statements have been prepared solely for the purposes of meeting the requirements of Rule 3-05 of the United States Securities and Exchange Commission Regulation S-X. Accordingly no comparative information is presented.
Such Financial Statements have to be reissued under IFRS issued by the International Accounting Standards Board (“IASB”) in order to comply with SEC regulations, applying to Whirlpool Corporation as hereunder reported in Par. 3
This new set of consolidated financial statements, which have been approved by the Board of Directors of Indesit Company Spa held on 30 January 2015, have been prepared in accordance with International Financial Reporting Standards issued by IASB.
The comparison between the two sets of Reporting Standards has not identified material differences. Variances in disclosures were deemed immaterial, being only country specific (e.g., Italy defined contribution object) with no detriment to the investor’s understanding of Group 2013 financials.

3. Significant
events
subsequent to
year end

_______________
On 14 October 2014, Whirlpool Italia Holdings S.r.l. (“Whirlpool Italia”), a wholly-owned subsidiary of Whirlpool Corporation, completed its acquisition of Indesit

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Company shares from 1) Fineldo S.p.A. and 2) certain members of the Merloni family pursuant to stock purchase agreements entered into with each in July 2014, which, together with certain other Indesit shares acquired by Whirlpool Corporation in July 2014 and subsequently transferred to Whirlpool Italia, gave Whirlpool Italia ownership of 60.4% of Indesit’s issued share capital. This represented 66.8% of Indesit’s issued and outstanding stock, allowing Whirlpool to control both the ordinary and the extraordinary shareholders’ meetings of Indesit. The aggregate sale price for these share purchases was €758 million.

On 28 November 2014, Whirlpool Italia completed its mandatory tender offer for the remaining outstanding shares of Indesit. Whirlpool Italia received tenders for a number of shares equal to 91.4% of the total shares available for purchase in the mandatory tender offer, increasing Whirlpool Italia’s aggregate ownership interest in Indesit’s issued share capital to 97.4%. The aggregate purchase price for the shares purchased at settlement of the mandatory tender offer was €344.3 million.

Whirlpool Italia acquired the remaining shares of Indesit on 3 December 2014, thereby obtaining a 100% ownership interest in the company, and Indesit delisted from the electronic stock market organized and managed by Borsa Italiana S.p.A. on the same date. The aggregate purchase price for the remaining shares purchased at this date was €32 million.

The change of control triggered the clause, set in the key management personnel agreements, to provision the termination benefit.
The clause relates to three out of five directors/managers with strategic relevancy, considering that 2 out of five left the Company on voluntary decision before the change of control.

Moreover, assumptions, supporting several assets recoverability included in this set of accounts, might be different in the view of the New Shareholder.

4. Declaration of
compliance with
international
accounting
standards and
basis of
presentation

_______________
The consolidated financial statements of Indesit Company have been prepared in accordance with IFRS issued by the IASB. The designation “IFRS” also includes all valid International Accounting Standards (“IAS”), as well as all interpretations of the IFRS Interpretations Committee, formerly the Standing Interpretations Committee (“SIC”) and then the International Financial Reporting Interpretations Committee (“IFRIC”), as interpreted by the International Financial Reporting Interpretations Committee (IFRIC)
The consolidated financial statements at 31 December 2013 comprise the consolidated statement of financial position, the consolidated income statement, the consolidated statement of comprehensive income, the consolidated cash flow statement, the statement of changes in consolidated equity and the notes to the consolidated financial statements.
The income statement format adopted by the Group classifies costs by function. This is deemed to be more meaningful than a classification by nature, since it reflects the format of internal reporting and is consistent with international practice in the household appliances sector.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The consolidated statement of comprehensive income comprises the various components forming the results for the year, together with the income and expenses not deriving from transactions with shareholders that were recognized directly in equity. The transactions carried out with shareholders are presented in the statement of changes in consolidated equity, together with the equity transactions reported in the statement of comprehensive income.
The presentation of the statement of financial position is based on current/non-current classification of assets and liabilities
The cash flow statement is presented using the indirect method.

Accounting
policies

_______________

4.1 Basis of
preparation and
accounting policies
adopted
The Indesit Group functional currency is euro. The consolidated financial statements are presented in millions of euro (except where stated otherwise). The consolidated financial statements are prepared on an historical cost basis, except for derivative financial instruments, financial assets held for sale and financial instruments and assets classified as available for sale, which are stated at their fair value, as applicable to going concerns.

Basis of
preparation

The accounting policies are applied on a consistent basis by all Group companies.
The accounting policies adopted for the preparation of the consolidated financial statements at 31 December 2013 have also been applied on a consistent basis to all the comparative financial information.

Accounting
estimates

The preparation of consolidated financial statements involves making assumptions and estimates that affect the value of assets and liabilities and the related explanatory information, as well as the value of contingent assets and liabilities at the reference date. These estimates are used to value the property, plant and equipment and intangible assets subject to impairment, as well as to recognize provisions for doubtful accounts, inventory obsolescence, depreciation and amortization and the write-down of assets, employee benefits, taxation, and provision for risks and expenses. The estimates and underlying assumptions are based on historical experience and various other factors believed reasonable at the time of making them.
Estimates and assumptions are reviewed regularly and, if later estimates differ from those made initially, the effects are immediately reflected in the income statement. If the changes in estimate relate to both current and future periods, their effects are reflected in the income statements for the periods concerned.
The measurement processes and the key assumptions used by management in applying the accounting policies are summarized below. These processes and assumptions may have a significant effect on the amounts reported in the consolidated financial statements, or may give rise to the risk of significant adjustments in the next accounting period to the actual carrying amount of assets and liabilities.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Allowance for doubtful accounts
The allowance for doubtful accounts reflects management's estimate of the losses that may be incurred on trade receivables. Provisions to the allowance for doubtful accounts are determined with reference to the ageing of receivables, taking account of specific circumstances, and available guarantees.

Provision for inventory obsolescence
The provision for inventory obsolescence reflects management's estimate of the losses to be incurred on raw materials, semi-finished and finished products, determined with reference to the life-cycle of each product and stock rotation statistics that take account of both past and forecast consumption.

Recoverable value of non-current assets
Non-current assets comprise property, plant and equipment, intangible assets. Management reviews the carrying amounts of non-current assets held and used, and of any assets due to be retired. This work is performed whenever events and circumstances require such review, and at least each year for intangible assets with an indefinite life. The review makes reference to the results of independent appraisals and/or to the cash flows expected from the use or sale of the assets concerned, applying suitable discount rates for the determination of their present value. When the carrying amount of a non-current asset is impaired, the Group recognises a write-down for the difference between its carrying amount and the lower value recoverable from its use or sale, as determined by reference to the most recent business plans. Quantitative and qualitative information are detailed in note 9.5.

Defined-benefit plans
The Group maintains defined benefit plans for certain employees of some Group companies. Management, assisted by actuaries and technical experts, uses various statistical and other assumptions to calculate the expenses and the present value of the liabilities and assets relating to such plans. The assumptions made relate to the discount rate, the expected yield on plan assets, the rate of future pay increases, demographic trends, the inflation rate and the forecasted costs of medical care. Based on Group’s consulting actuaries indications, subjective factors as, for example mortality and termination rates are also considered. Quantitative and qualitative information are detailed in note 9.14.

Recoverability of deferred tax assets
The Group recognizes deferred tax assets and the theoretical tax benefit of carried-forward tax losses. Management records deferred tax assets to the extent that their recoverability is considered likely. Their measurement takes account of current budgets and forecasts for future years.

Contingent liabilities
The Group is exposed to the risk of having to meet obligations deriving from legal and other disputes, without being able to predict with certainty the extent of the related outflows. This inability is often associated with the variety, proliferation and complexity of the jurisdictions and laws concerned, that may be subject to uncertain interpretations, as well as with the varying levels of predictability surrounding the facts and circumstances relating to each dispute. The Group makes reference to economists, consultants and legal experts in order to monitor appropriately the related risks, and tackle and assess the contingencies concerned. If, as a consequence, a financial outflow is deemed probable and the amount can reasonably be estimated, the Group records a related provision for risks and expenses. If a financial outflow is considered possible or, in extremely rare circumstances, probable without being able to determine the amount, the situation is reported in the explanatory notes.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Consolidation
principles

Subsidiaries
Subsidiary are those entities as defined by IFRS 10.
The financial statements of subsidiaries are consolidated on a line-by-line basis from the time that control commences until the date on which control ceases.

Significant transactions between Group companies are eliminated in full. Unrealized gains and losses on transactions with subsidiaries are eliminated in full. The equity and results attributable to minority interests are determined with reference to their actual voting rights, without considering any potential voting rights. Any surplus arising on the elimination of investments against the book value of the related equity at the time of initial consolidation is allocated as an increase in the carrying amount of the assets, liabilities and contingent liabilities concerned; any residual amounts are classified as goodwill. The accounting reference date of all Group companies is 31 December.
Dormant subsidiaries and those with an insignificant volume of business are not consolidated on a line-by-line basis, since they do not have a material effect on the financial position, cash flows or the results of operations of the Group.
This list of companies consolidated on a line-by-line basis is presented in Attachment 1 to the explanatory notes to the consolidated financial statements.

Associates
Associates are those entities over which Indesit Company S.p.A. exercises significant influence, but does not control their operations or has the power to determine their financial and operating policies or obtain benefits from their activities. In general, companies in which Indesit Company S.p.A. holds directly or indirectly between 20% and 50% of the capital or voting rights, considering any potential voting rights that may be exercised or converted, are deemed to be associates.
Associates are measured using the equity method from the time that significant influence commences over their operations until the date on which such influence ceases. If the Group's interest in the losses of an associated company exceed the book value of the related investment, such book value is written off and the additional losses are covered by a specific provision to the extent that Indesit Company S.p.A. is obliged to cover the losses of such company or, in any case, to fulfill obligations on its behalf. Unrealized gains and losses on transactions with associates are eliminated in proportion to the equity interest held.

Investments in other companies
Investments in other companies in which, in general, the Group holds less than 20% of the share capital or voting rights are initially measured at cost and subsequently adjusted to fair value through the income statement. Where fair value cannot be reliably determined, these investments are measured at cost as adjusted to reflect any impairment losses. Dividends are recognized as financial income when the right to collect them is established, which generally coincides with the shareholders' resolution.

Treatment of
foreign currency
transactions

Foreign currency transactions
The functional currency of Group’s entities is the currency of their primary economic environment. In each individual company, transactions in foreign currencies are recorded at the exchange rate at the date of the transaction. Transactions not carried out in the functional currency of Group companies are translated using the

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements exchange rates applying at the time they take place. Monetary assets and liabilities (defined as assets and liabilities held for collection or payment, whose amount is fixed or determinable - IAS 21) are translated using the exchange rates applying at the reporting date and any exchange rate differences are recognized in the income statement. Non-monetary assets and liabilities recorded at historical cost in foreign currencies are translated using the historical rates applying at the time of the related transactions. Non-monetary assets and liabilities measured at fair value in foreign currencies are translated using the exchange rates applying at the time that their fair value was determined.

Translation of financial statements
The financial statements of companies whose functional currency differs from that used to prepare the consolidated financial statements (euro) and which do not operated in hyper-inflationary economies, are translated as follows:
a) assets and liabilities, including the goodwill and fair-value adjustments deriving from the consolidation process, are translated using the reference date exchange rates;
b) revenues and costs are translated using the average exchange rate for the period (weighted with reference to sales), which is deemed to approximate the rates applying on the dates when the individual transactions took place;
c) translation differences are recognized in a specific equity reserve.
On the deconsolidation of an entity, the related cumulative translation adjustment (if any) is reclassified from equity to the income statement.

Net investments in foreign operations
The exchange differences arising from the translation of items generally consisting of intercompany loans that are part of net investments in foreign operations, are taken to the translation reserve. Such differences are released to the income statement upon liquidation (repayment/disposal) of the net investment.

Derivative
financial
instruments

Derivative financial instruments are used for hedging purposes, in order to reduce currency and interest rate. (if market price risks hedging is applied change the sentence accordingly). In accordance with IAS 39, derivative financial instruments qualify for hedge accounting only when at the inception of the hedge there is formal designation and documentation of the hedging relationship, the hedge is expected to be highly effective, its effectiveness can be reliably measured and it is highly effective throughout the financial reporting periods for which it is designated.

All derivative financial instruments are measured at fair value.

Fair Value Hedges
Where a derivative financial instrument is designated to hedge the risk of changes in the fair value of a recognized asset or liability (the hedged item), the gain or loss from subsequent fair-value adjustments to the hedging instrument is recognized in the income statement together with the gain or loss deriving from the measurement of the related underlyings.

Cash Flow Hedges
Where a derivative financial instrument is designated as a hedge of the risk of variability in the cash flows of a recognized asset or liability or a highly probable forecast transaction, the effective part of gains or losses on such financial instrument is recognized in the cash flow reserve within equity, while the ineffective portion (if any) is taken to the income statement. If the hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements liability, the cash flow reserve is removed from equity and included in the initial cost of such non-financial asset or liability. If the hedge of a forecast transaction subsequently results in the recognition of a financial asset or liability, the cash flow reserve is released to the income statement in the period when the asset acquired or recognized liability has an effect on the income statement. In other cases, the cash flow reserve is released to the income statement in a manner consistent with the hedged transaction i.e. when its economic effects are recognized. If a hedging instrument expires, is sold or is terminated early with respect to the timing of the hedged transaction and the latter is no longer expected to take place, the related cash flow reserve is released immediately to the income statement. If, on the other hand, the hedged transaction is still expected to occur, the cumulative gain or loss remains in equity until the transaction takes place.

Hedge of a net investment in a foreign operation
Where a derivative financial instrument is designated to hedge a net investment in a foreign operation, the gains or losses deriving from the related measurement of fair value are recognized directly in equity, to the extent that the hedge is deemed to be effective, while the ineffective portion (if any) is recognized in the income statement.

If hedge accounting cannot be applied, the gains or losses from the fair value measurement of derivative financial instruments are recognized immediately in the Income statement.

Property, plant
and equipment

Property, plant and equipment are stated at purchase cost or, if self-constructed, at production cost, comprising the cost of materials, labor and a reasonable portion of overheads and related expenses, less accumulated depreciation and impairment of value determined on the basis described below.
The cost of property, plant and equipment includes the present value of the initial estimate of dismantling and removal costs if the recognition criteria for a provision are met. Ordinary maintenance expenses are recognized in the income statement while the costs of replacing certain parts of property, plant and equipment and extraordinary maintenance costs are capitalized when it is probable that they will generate measurable economic benefits in the future.
Any borrowing costs incurred on the acquisition or construction of capitalized assets that normally require time before they become available for use or for sale, are also capitalized and amortized over the useful life of the asset class concerned. All other borrowing costs are expensed to the income statement for the year to which they relate.

Leased assets
Property, plant and equipment held under finance leases, in relation to which Indesit Company has assumed substantially all the risks and rewards of ownership, are recognized at inception of the lease at their fair value or, if lower, at the present value of the minimum lease payments. They are depreciated over their estimated useful lives and adjusted for any impairment losses determined on the basis described below. The liability to the lessor is classified among financial payables in the statement of financial position.

Depreciation
Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Significant parts of plant and machinery with different useful lives are depreciated separately. Useful lives are monitored on a constant basis, having regard for changes in the intensity with which these assets are used. Any changes in the depreciation schedules are applied on a prospective basis.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Land, whether or not used for the construction of civil or industrial buildings, is not depreciated since it is deemed to have an indefinite useful life.

The useful lives of tangible assets are grouped into the following categories:

Impairment
Carrying amount is verified with reference to the estimated present value of expected future cash flows and adjusted, where necessary, every time events suggest that the carrying amount of property, plant and equipment may be impaired, or when there is a marked decrease in their market value, significant technological changes or evidence of significant obsolescence. Such write-downs are reversed if the reasons for recording them cease to apply.

Intangible assets

Intangible assets are stated at cost, when it is likely that the use of such assets will generate economic benefits and their cost can be determined reliably. Intangible assets with a finite useful life are amortized and stated net of both the related accumulated amortization, provided on a straight-line basis over their estimated useful lives, having regard for the period during which they are expected to generate economic benefits, and any impairment in their value. Intangible assets with an indefinite useful life, comprising the Hotpoint trademark and goodwill, are not amortized but their recoverability is tested for impairment at least once each year. Subsequent expenditure on recognized intangible assets is capitalized only if it increases the future economic benefits embodied in the specific asset to which it relates; otherwise, it is expensed to the income statement as incurred.
Any borrowing costs incurred on the acquisition or construction of capitalized assets that normally require time before they become available for use or for sale, are also capitalized and amortized over the useful life of the asset class concerned. All other borrowing costs are expensed to the income statement for the year to which they relate.

Goodwill
Goodwill is an intangible asset with an indefinite life, deriving from a business combination recognized using the purchase method of accounting (adopted for all acquisitions occurred subsequent to 31 December 2002). It is recorded to reflect the positive difference between purchase cost and the value of the Group's equity interest at the time of acquisition, after having recognized all assets, liabilities and identifiable contingent liabilities attributable to both the Group and third parties at their full fair value.
The value of goodwill is verified with reference to the cash generating units (CGUs) that benefit from the synergies deriving from the acquisition. The expected cash flows are discounted at the cost of capital, having regard for the specific risks associated with the unit concerned Impairment is recognized if the recoverable amount of the CGU, represented by the discounted cash flows, is less than the

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements related carrying amount. Such impairment is deducted first from the value of goodwill.
The gains and losses arising on the disposal of businesses or lines of business that were acquired with the payment of goodwill are determined having regard for the residual value of such goodwill. Any recognized impairment on goodwill is not reversed in future period.

Research and development expenses
Expenditure on research activities undertaken to acquire new knowledge is expensed to the income statement as incurred. Expenditure on development activities incurred to create new products or improve existing products, or to develop and improve production processes, are capitalized if the innovations made result in technically feasible processes and/or commercially salable products, on condition that there is an intention to complete the development project, sufficient resources are available for such completion, and the economic costs and benefits deriving from such innovations can be measured reliably. Capitalized expenditure includes both internal and external design costs (including payroll and materials used) and the portion of general production costs reasonably attributable to the projects concerned. Capitalized development expenditure is treated as an intangible asset with a finite life and is amortized over the expected period of economic benefit, which is generally taken to be 5 years. Adjustments are recorded to reflect any impairment losses arising subsequent to initial recognition.
Other development expenditures are expensed to the income as incurred.

Other intangible assets
Other intangible assets expected to generate measurable economic benefits are deemed to have a finite life and are recorded at cost. They are amortized on a straight-line basis over the period of expected economic benefit. This period is deemed to be 10 years for the Cannon trademark and between 5 and 10 years for the other assets. Adjustments are recorded to reflect any impairment losses arising subsequent to initial recognition.

Trade receivables

When first recorded, trade receivables are stated at the fair value of the initial consideration, as increased by the related ancillary costs. Receivables normally fall due within one year and arise in the context of market interest rates that are not particularly high. Accordingly, if the receivables were generated as a result of the sales invoicing process, the invoiced amount is generally deemed to represent fair value. In the case of advances, fair value is represented by the amount of the cash movement or equivalent transaction.
Subsequent to initial recognition, receivables are measured at amortized cost, being their initially-recognized amount, net of any payments or services received and any impairment losses. Impairment losses are estimated by determining the allowance for doubtful accounts, as described in the accounting policies adopted for the preparation of the consolidated financial statements.
If the above criterion (nominal value) is not used at the time of initial recognition, amortized cost also takes account of the amortization accumulated using the effective interest method.
If the impairment loss decreases in a later period, the loss previously recorded is partly or fully reversed and the value of the receivable is restored to an amount that does not exceed the amortized cost that would have been reported had the loss not been recognized.
Trade receivables sold with or without recourse, for which all the conditions established in IAS 39 for the derecognition of financial assets do not apply, continue to be reported in the statement of financial position, while receivables sold without recourse which satisfy all the conditions of IAS 39 for the derecognition of financial assets are eliminated from the financial statements at the time of disposal.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Other current and
non-current
financial assets

Held-to-maturity securities are initially measured at cost, as increased by the transaction costs incurred to acquire them. Subsequently, they are measured at amortized cost using the effective interest method, net of any impairment losses.
Financial assets held for trading are classified as current assets and measured at fair value, with the recognition of any gains or losses in the income statement.
Securities and other financial assets classified as available for sale are stated at their fair value. Gains and losses deriving from fair-value measurement are recognized directly in equity, except for impairment losses and exchange rate losses which are expensed to the income statement. The deferred gains and losses recognized in equity are released to the income statement at the time of sale.
Receivables maturing beyond one year that do not bear interest or which interest rate is at below market rates are discounted using market rates.
The interest earned on financial assets, determined using the effective interest method, is credited to the income statement. The fair value of financial assets held for trading and those available for sale is represented by their market price at the reporting date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average cost basis and includes purchasing-related expenses, inclusive of indirect expenses, and the costs of converting products and bringing them to their present location and condition. Net realizable value is determined with reference to market prices after deducting completion costs and selling expenses. Obsolete and slow-moving materials and finished products are written down with reference to their life-cycles and stock rotation statistics that take account of both past and forecast consumption.

Cash and cash
equivalents

Cash and cash equivalents, recorded at nominal value which approximate fair value, comprise cash on hand, bank and postal deposits and equivalent assets that can be liquidated in the very-short term (three months) and are not subject to significant fluctuations in value.

Impairment of
assets

At each reporting date, the carrying amounts of the Group's intangible assets with an indefinite life, goodwill and intangible assets in progress are tested for impairment, on the basis described in the relevant paragraphs. With the exclusion of inventories and deferred tax assets and except as discussed in relation to property, plant and equipment, other assets are tested for impairment if events suggest that they may have incurred an impairment loss. If the test shows that the recorded assets of a cash-generating unit (CGU) have suffered a loss in value, their recoverable value is estimated and any excess carrying value is expensed to the income statement. The loss in value of a CGU is allocated first against the related goodwill, if any, and then against the value of its other assets.
The recoverable value of CGUs to which goodwill and intangible assets with an indefinite useful life have been allocated is verified by determining their value in use, being the value of expected cash flows discounted using a rate that reflects

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements the specific risks of the individual CGUs at the measurement date. In applying this method, management uses many assumptions, including estimates for the change in sales, gross profit, operating costs, the growth rate for terminal values, capital investment, the changes in operating capital and the weighted-average cost of capital (discount rate), which contribute to the preparation of a medium-term plan specifically for the purpose of carrying out impairment tests. This plan is updated annually and approved by the Parent Company’s Board of Directors.

The recoverable value of investments in securities held to maturity and receivables recorded at amortized cost is represented by the present value of future cash flows, discounted using the effective interest rate determined at the time of initial recognition. The recoverable amount of other assets is represented by the greater of their net selling price or their value in use, determined by discounting estimated future cash flows using a market rate.
Any impairment losses on securities held to maturity and receivables stated at amortized cost are reversed if any subsequent increases in their recoverable amount can be determined on an objective basis.
If the impairment loss associated with an individual asset cannot be determined, the Group identifies the loss in value of the CGU to which it belongs.

Share capital

Share capital, including the portion represented by preferred shares, is stated at nominal value. The buy-back of treasury shares, stated at cost including related expenses, is recorded as a change in shareholders' equity; the nominal value of treasury shares is classified as a reduction of share capital, while the difference between cost and nominal value is deducted from the equity reserves. Dividends to shareholders are recognized as a liability in the year in which they are declared.

Financial
liabilities

Financial liabilities are initially recognized at their fair value, net of related expenses, and subsequently measured at amortized cost using the effective interest method.
Where hedge accounting applies, the financial liabilities hedged by derivative instruments are measured on a basis consistent with the hedging instrument. There are no financial assets held to maturity. Financial transactions are recorded with reference to the trade date.

Trade payables
and other
payables

Financial liabilities include trade payables and other payables due on normal commercial terms, generally within one year, are not discounted.

Employee
benefits

Obligations for employee pensions and other benefits deemed to represent defined contribution plans are expensed to the income statement on an accruals basis. The net liability to employees under defined benefit plans, principally represented by severance indemnities (TFR) in Italy and pension funds in the UK, is recorded to reflect the expected future value of the benefits to be received by employees and accrued by them in the current and prior years. These benefits are discounted and the resulting obligation is stated net of the fair value of any pension plan assets.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The net obligation is determined separately for each plan using actuarial assumptions and is calculated each year, or more frequently, with the support of an independent actuary using the projected unit credit method. The benefits are discounted using the interest rate for bonds with an AA rating and maturity date consistent with the timing of the related payments to employees.
As a result of the reform of supplementary pensions, the TFR accrued by Italian Group companies from 1 January 2007 is treated as a defined contribution plan, while that accrued up to 31 December 2006 continues to be treated as a defined benefit plan.
In the event of business restructuring, the defined benefit plans are remeasured and any excess amounts identified are reflected in the income statement.

Provisions for
risks and
expenses

Provisions for risks and expenses are recognized when the Group has a present obligation, legal or constructive, as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. Changes in estimates of provisions are reflected in the Income statement in the period in which the change occurs. If the effect of the time value of money is material obligations are discounted using an interest rate that takes account of the cost of money and the specific risks associated with the liabilities concerned. Any changes in the estimated amount of provisions are reflected in the income statement in the year identified. In the event of discounting, the increase in the provision due to the passage of time and the effect of any changes in the discounting rate are recorded as financial expenses.

Warranties
Provisions for legally-required and voluntary warranty costs are recorded at the time the related products are sold. The provision is determined with reference to the call rate for the products still under warranty cover, the period of time between the sale of the finished products to distributors and the start of the warranty period (sell in - sell out), and the average unit cost of the work performed.

Restructuring
Provisions for restructuring are recognized at the time that a constructive obligation arises, such as when the Group informs interested parties about the restructuring plan or makes sufficiently specific announcements that induce interested parties to believe that the related obligation will be met.

Onerous contracts
Provisions for onerous contracts are recognized when the expected benefits of contract are lower than the related costs. They are recorded in the year in which the related losses become known and measurable.

Product disposal (WEEE)
The European Union adopted the WEEE (Waste Electrical and Electronic Equipment) Directive in December 2002, which makes manufacturers responsible at European level for the recovery and disposal of waste products.
Initially, the Directive established different regimes of responsibility, for products put on the market up to 13 August 2005 (old waste) and for those put on the market subsequently (new waste).
For the first (old waste), manufacturers were required to incur the related disposal costs on a collective basis. Compliance with this obligation involved:

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

•	the creation of consortiums dedicated to the collection and disposal of waste products;

•	the reallocation of the related consortium costs in proportion to the market share of each manufacturer in the year in which such costs were incurred;

•	and the possibility of financing disposal activities, for a transitional period of 8 years (from 2005), by uplifting the selling prices of products by a so-called visible fee.

For the second (new waste), the principle of individual responsibility was applied, making each manufacturer responsible for the cost of disposing of the products that it put on the market.

On implementing the WEEE Directive, the regulations governing the treatment of new waste in numerous EU countries maintained the principle of individual responsibility established in the Directive, but allowed compliance via a system of collective disposal using a mechanism that is essentially consistent with that applied for the disposal of old waste. Accordingly, manufacturers have been allowed to delegate the collection and disposal of new waste to consortiums, that allocate their costs using criteria in line with those mentioned above in relation to old waste. Italian legislation imposes individual responsibility for the collection and disposal of new waste, allowing manufacturers to comply with their obligations by registering with a collective system. The Parent Company has taken advantage of this opportunity by electing to manage its collection and disposal activities via the collective system operated by the ECODOM consortium.
With regard to new waste, certain Group companies operating within the EU do not follow the general practice described above, since local regulations governing their individual responsibility only allow compliance on an individual basis with the requirement to collect and dispose of waste. Manufacturers operating in the countries concerned therefore make a specific annual provision for the estimated future cost of collecting and disposing of the products sold by them. With regard to such countries, the Group estimates the required provision by reference to the visible fee expenses for each category of products, as reduced to reflect a steady improvement in the efficiency of the product disposal process and a rise in the proportion of materials recovered from this process. The provision recorded is discounted over a period of time equal to the life cycles of the products concerned.

Other provisions
Provisions are recorded for other future expenses deriving from court cases, disputes and other obligations when the requirements for the recognition of a liability are met, being in the accounting period in which such expenses become known and measurable reliably.

Income

Revenue
Revenues are recognized if it is probable that the economic benefits associated with a transaction will flow to the Group and the revenue can be reliably measured. Revenue from the sale of goods is recognized when the significant risks and rewards of ownership are transferred to the buyer. Revenue from the sale of goods is generally recognized when they are released to the carrier responsible for transporting under the terms of current contracts, marks the time when the above risks and rewards are transferred. Revenue is not recognized if its recoverability is considered to be uncertain.
Revenue is stated net of discounts, allowances, rebates, returns and expenses incurred on promotional actions that, in substance, represent commercial discounts. Revenue from services is recorded in the income statement based on their stage of completion at the reporting date, determined with reference to the

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements work performed or, alternatively, to the percentage of completion with respect to the total.

Dividends
Dividends are recognized as revenue when they are declared at the related shareholders' meeting.

Grants
Grants from Government or other related institutions are recognized as deferred income in the statement of financial position, among other liabilities, at the time their collection become reasonably certain and when compliance with all the requirements to obtain them is assured. They are recognized as revenue in the income statement on a systematic basis in order to match the accounting recognition of the costs for which such grants were made (capital grants).
Operating grants are taken to the income statement at the time the requirements for their recognition are met, and when it becomes certain that they will be recognized in order to offset the eligible costs.

Expenses

The costs of purchasing goods and services are recognized when the amounts concerned can be determined reliably. The costs of purchasing goods are recognized on delivery which, under the terms of current contracts, marks the time when the related risks and rewards are transferred. The costs of services are recognized on an accruals basis with reference to the time they are received.

Cost of sales
Cost of sales includes all the costs of manufacturing finished products, comprising raw materials, the purchase of components, the cost of direct and indirect, internal and external processing, industrial depreciation, all production-related expenses, and the provisions for costs to be incurred in relation to products sold, as well as research costs and any development costs that are not capitalized.

Selling, distribution, general and administrative expenses
Selling, distribution, general and administrative expenses comprise all the costs incurred to commercialize products and provide services (except for the expenses incurred on promotional actions that, in substance, represent commercial discounts and are deducted from Revenue), the costs of distributing products to the Group's warehouses and to customers, general and administrative expenses and related expenses, as well as all the other non-financial expenses that are not part of core business.

Leases and rentals
Payments made under operating leases are expensed on an accruals basis to match the economic benefits deriving from the leased assets. If such economic benefits are less than the related expenses, effectively as a result of loss contracts, the difference between the discounted expenses and benefits is recorded as a cost in the income statement.
Finance leases give rise to the recognition of depreciation on the assets recognized and of financial expenses representing interest on the loan obtained under the lease.
These financial expenses are spread over the term of the leases in order to apply a constant interest rate to the remaining balance of the liability.

Interest expense, interest income, exchange differences and other net financial expenses
These captions include the interest payable on all forms of borrowing, cash discounts allowed to customers for early payments with respect to the agreed

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements terms of sale, financial income from cash and cash equivalents, and exchange gains and losses, as well as the economic effects recorded in the income statement of measuring the transactions that hedge interest-rate and exchange-rate risks.

Income and
expense from
associates

The share of profits (losses) from associates includes the effects deriving from application of the equity method and the gains and losses arising on disposal of equity interests in these companies.

Income tax

Income tax is recognized in the income statement, except for that relating to transactions recognized directly in equity, in which case it is also recognized in equity. Income tax includes current taxes and deferred tax assets and liabilities. Current taxes are based on an estimate of the amount that Indesit Company expects will paid, determined by multiplying the taxable income of each Group company by the tax rate in force on the accounting reference date in each of the countries concerned.
Deferred tax assets and liabilities are recognized using the liability method, considering all the temporary differences that emerge between the tax value of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred tax assets and liabilities are not recognized in respect of goodwill or those assets and liabilities that do not affect taxable income. Income taxes deriving from the distribution of dividends are recognized at the time the related payable is recognized.
The recoverability of deferred tax assets is verified at each reporting date and any amounts for which recovery is no longer likely are expensed to the income statement.
Deferred tax assets and liabilities are recognized using the tax rates expected to be in force in the countries concerned for the tax periods in which the related temporary differences are forecast to reverse or expire.
Deferred tax assets are recognized to the extent it is probable that sufficient future taxable income will be available to recover them.
Current and deferred tax assets and liabilities are offset when due to the same tax authority, if the periods of reversal are the same and a legal right of offset exists.
Deferred tax liabilities are recognized in relation to the distributable profits of subsidiaries, if there is an intention to distribute such profits.

Non-current
assets held for
sale and
discontinued
operations

Assets held for sale are measured at the lower of their carrying value at the time their sale was decided or their fair value, net of estimated selling costs. All costs, income and write-downs, if any, are recorded in the income statement and reported separately.
Operating activities that represent a separate major line of business or geographical area of operations are classified separately in the income statement and the statement of financial position at the time of disposal, or when they meet the conditions for classification as assets held for sale.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Earnings per
share

Basic earnings per share is calculated with reference to the profit for the year of the Group and the weighted average number of shares in Indesit Company S.p.A. outstanding during the year. Treasury shares are excluded from this calculation. Diluted earnings per share is determined by adjusting the basic earnings per share to take account of the theoretical conversion of all potential shares, being all financial instruments that are potentially convertible into ordinary shares, with a diluting effect. The Group's stock option plans represent a category of potential instruments with a diluting effect.

4.2 Amendments and
revised accounting
standards applied for
the first time by the
Group
IFRS 10 Consolidated Financial Statements and IAS 27 (2011) Separate Financial Statements
IFRS 10 replaces the portion of IAS 27 Consolidated and Separate Financial governing the accounting for consolidated financial statements. It also addresses the issues raised in SIC- 12 Consolidation - Special Purpose Entities.
IFRS 10 establishes a single control model that applies to all companies, including the company's purpose (special purpose entity). With respect to the provisions that were in IAS 27, the changes introduced by IFRS 10 will require management to make judgments relevant to determine which entities are controlled and, therefore, must be consolidated by a parent. On the basis of the preliminary analysis carried out, there is expected that IFRS 10 has no impact on the investments currently held by the Group.
This principle doesn’t have a significant impact for the Group.

IFRS 11 Joint Arrangements to control
IFRS 11 replaces IAS 31 Interests in Joint Ventures and SIC -13 Jointly Controlled Entities - Contributions in kind by Venturers.
IFRS 11 removes the option to account for jointly controlled entities using the proportionate consolidation method. Jointly controlled entities that meet the definition of a joint venture must be accounted for using the equity method. This principle applies to financial years beginning on January 1, 2014, or later and must be applied retrospectively to agreements to joint ventures at the date of initial application.
This principle doesn’t have a significant impact for the Group.

IFRS 12 Disclosure of Interests in Other Entities
The IFRS12 includes all of the provisions on information previously included in IAS 27 on the consolidated financial statements, as well as all the provisions of disclosures of IAS 31 and IAS 28. This information relates to the equity of a corporation in subsidiaries, joint ventures, associates and structured entities. This principle doesn’t have a significant impact for the Group.

IAS 1 Presentation of Financial Statements – Presentation of items of other comprehensive income

The amendment to IAS 1 covers the grouping of items that comprise the other components of comprehensive income. Items that might in future be reclassified to the income statement (e.g. net profits from the hedging of net investments, differences arising on the translation of foreign operations, net gains deriving from cash flow hedges, and net gains/losses from AFS financial assets) must now be presented separately from items that will never be reclassified (e.g. actuarial gains/losses on defined benefit plans and the revaluation of land and buildings). The

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements amendment only relates to the presentation of items and has had no effect on the results and financial position of the Group.

IAS 12 - Deferred Tax: Recovery of Underlying Assets

This amendment clarifies how to determine deferred taxation in relation to real estate investments measured at fair value. The amendment introduces the assumption, which may be refuted, that the carrying amount of a real estate investment, measured using the fair value model envisaged in IAS 40, will be recovered through sale and that, accordingly, the related deferred taxation should be measured on a sale basis. The assumption is refuted if the real estate investment is depreciable and held with the objective of using over time substantially all the benefits deriving from such investment, rather than by realizing these benefits from its sale. The amendment has had no effect on the results, financial position and disclosures made by the Group.

IFRS 7 Disclosures - Offsetting Financial Assets and Liabilities

These amendments require the entity to provide information about offset rights and the related agreements (e.g. guarantees). The disclosures will provide readers with useful information for assessing the effect of offset agreements on the financial position of the entity. The new disclosures are required in relation to all financial instruments that are subject to offset, in accordance with IAS 32 Financial Instruments: Presentation. The disclosures are also required for financial instruments subject to framework agreements that provide for enforceable offsets and similar agreements, regardless of whether or not such offsets are made pursuant to IAS 32. These amendments have had no effect on the results or financial position of the Group.

IAS 19 (2011) – Employee Benefits (IAS 19R)

This standard requires the Group to cease using the corridor method, applied through 2012, and to apply the same discount rate to the net assets and liabilities of the pension fund when calculating net interest expense (income), thus eliminating use of the expected return on the assets servicing the plan. The changes in the pension fund relating to service costs and net interest (e.g. curtailment) are now reflected in the income statement, while the changes due to remeasurement (e.g. changes in actuarial assumptions) are reported in the statement of comprehensive income. See note 5 for further information.

IFRS 13: Fair Value Measurement

IFRS 13 introduces a standard guideline for all IFRS measurements at fair value. IFRS 13 does not modify the cases in which fair value measurement is used, but does provide guidelines for how to measure fair value for IFRS purposes when the application of fair value is required or allowed by international accounting standards. The application of IFRS 13 has had no significant effect on the fair value measurements made by the Group.
IFRS 13 also requires specific disclosures to be made about fair value, some of which replace those currently envisaged by other standards, including IFRS 7 Financial Instruments: Disclosures.

4.3 Amendments and
interpretations
applicable from 1
January 2013 but not
relevant to the Group
IFRIC 20 Excavation Costs in the Production Phase of a Surface Mine

Annual report at 31 December 2013 - Consolidated financial statements

This interpretation applies to the excavation costs incurred in the production phase of surface mining activities. The interpretation relates to the accounting recognition of the benefits deriving from excavation activities. The new interpretation has had no effect on the Group.

In addition to the amendments and new standards summarized above, an amendment has also been made to IFRS 1 First-time adoption of International Financial Reporting Standards that applies to financial years commencing on or after 1 January 2013. This amendment is not relevant to the Group, which is not a new user of the IFRS.

The Group has not adopted in advance the new standards, interpretations and amendments that have been issued but which are not yet in force.

4.4 Amendments and
interpretations
Issued but not yet
effective from 1
January 2013

Amendments to IAS 32 Financial Instruments: Presentation - Offsetting Financial Assets and Financial Liabilities. The Group does not expect a significant impact from the adoption of the amendment.

IAS 28 (2011) Investments in associates and joint ventures
Following the new IFRS 11 Joint Arrangements and IFRS 12 controlled Disclosure of Interests in Other Entities, IAS 28, it was renamed Investments in associates and joint ventures, and describes the application of the equity method for investments in companies jointly controlled entity, in addition to associates. The amendments are effective for annual periods beginning on or after January 1, 2014.
The Group does not expect a significant impact from the adoption of the principle.

IAS 32 Offsetting Financial Assets and Financial Liabilities - Amendments to IAS 32
The amendments clarify the meaning of "currently has a legally enforceable right to offset." The amendments also clarify the application of the principle of compensation of IAS 32 in the case of settlement systems (such as central clearing houses) which apply gross settlement mechanisms not simultaneous. These changes should not result in impacts on the financial position or results of the Group and will be effective for annual reporting periods beginning on or after January 1, 2014.
The Group does not expect a significant impact from the adoption of the principle.

Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36 – Impairment of assets)
IAS 36 – Recoverable Amount Disclosures for Non-Financial Assets - addresses the disclosure of information about the recoverable amount of impaired assets if that amount is based on fair value less cost of disposal. The application of these amendments will result in an expanded disclosure in the notes to the future annual consolidated financial statements in case of an impairment that is based on fair value less cost of disposal. No significant effect should arise from the application of these amendments.

Novation of Derivatives and Continuation of Hedge Accounting (Amendments to IAS 39 – Financial Instruments: Recognition and Measurement)

Annual report at 31 December 2013 - Consolidated financial statements

These amendments allow hedge accounting to continue in a situation where a derivative, which has been designated as a hedging instrument, is novated to effect clearing with a central counterparty as a result of laws or regulation, if specific conditions are met. No effect should arise from the application of these amendments.

IFRIC Interpretation 21 – Levies an interpretation of IAS 37 – Provisions, Contingent Liabilities and Contingent Assets
The interpretation, effective from 1 January 2014 sets out the accounting for an obligation to pay a levy that is not income tax. The interpretation addresses what the obligating event is that gives rise to pay a levy and when a liability should be recognized. No effect should arise from the application of this interpretation.

IFRS 9 – Financial Instruments
On November 12, 2009, the IASB issued IFRS 9 – Financial Instruments. The new standard was reissued in October 2010 and subsequently amended in November 2013. The standard addresses the classification, measurement and recognition of financial assets and financial liabilities and hedge accounting. It replaces the relevant parts of IAS 39 – Financial Instruments: recognition and measurement. As part of the November 2013 amendments, among other, the IASB removed the standard’s mandatory effective date, previously set on 1 January 2015. This date will be added to the standard when all phases of the IFRS 9 project are completed and a final complete version of the standard is issued.

IA9 19 Revised
On November 21, 2013, the IASB published narrow scope amendments to IAS 19 – Employee benefits entitled “Defined Benefit Plans: Employee Contributions”. These amendments apply to contributions from employees or third parties to defined benefit plans in order to simplify their accounting in specific cases. The amendments are effective, retrospectively, for annual periods beginning on or after 1 July 2014 with earlier application permitted. No significant effect is expected from the first time adoption of these amendments.

IFRS annual improvements
On December 12, 2013 the IASB issued the Annual Improvements to IFRSs 2010–2012 Cycle and Annual Improvements to IFRSs 2011–2013 Cycle. The most important topics addressed in these amendments are, among others, the definition of vesting conditions in IFRS 2 – Share-based payment, the disclosure on judgment used in the aggregation of operating segments in IFRS 8 – Operating Segments, the identification and disclosure of a related party transaction that arises when a management entity provides key management personnel service to a reporting entity in IAS 24 – Related Party disclosures, the extension of the exclusion from the scope of IFRS 3 – Business Combinations to all types of joint arrangements and to clarify the application of certain exceptions in IFRS 13 – Fair value Measurement.
On May 6, 2014 the IASB issued amendments to IFRS 11 – Joint arrangements: Accounting for acquisitions of interests in joint operations, clarifying the accounting for acquisitions of an interest in a joint operation that constitutes a business. The amendments are effective, retrospectively, for annual periods beginning on or after 1 January 2016 with earlier application permitted.
On May 12, 2014, the IASB issued an amendment to IAS 16 – Property, Plant and Equipment and to IAS 38 – Intangible Assets. The IASB has clarified that the use of revenue-based methods to calculate the depreciation of an asset is not appropriate because revenue generated by an activity that includes the use of an asset generally reflects factors other than the consumption of the economic

Annual report at 31 December 2013 - Consolidated financial statements benefits embodied in the asset. The IASB also clarified that revenue is generally presumed to be an inappropriate basis for measuring the consumption of the economic benefits embodied in an intangible asset. This presumption, however, can be rebutted in certain limited circumstances. These amendments are effective for annual periods beginning on or after January 1, 2016, with early application permitted.
On May 28, 2014, the IASB issued IFRS 15 – Revenue from contracts with customers. The standard replaces specific industry guidance, and will require issuers in all industries and countries to use a new five-step model to recognize revenue from customer contracts. The standard is effective for fiscal periods beginning after December 15, 2016, and requires either full or modified retrospective application. After first investigation, compliance with this guidance, as of January 1, 2017, should not give rise to relevant change in the Financial Statements.

5. Reclassifications

_______________
From 1 January 2013, the Group has adopted the new version of IAS 19 with retrospective effect.
This standard requires the Group to cease using the corridor method, applied through 2012, and to apply the same discount rate to the net assets and liabilities of the pension fund when calculating net interest expense (income), thus eliminating use of the expected return on the assets servicing the plan. The changes in the pension fund relating to service costs and net interest (e.g. curtailment) are now reflected in the income statement, while the changes due to remeasurement (e.g. changes in actuarial assumptions) are reported in the statement of comprehensive income.
Accordingly, the opening statement of financial position has been restated:

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

	IAS 19	IAS 19Revised	Note

Income statement	Year 2012	Year 2012 Revised

EBIT	132.6	135.8	Elimination of amortization on the excess corridor

Financial expenses	(30.4)	(34.3)	Effect of the net interest calculation

Income taxes	(40.0)	(39.8)

Net profit	62.3	61.7

Balance sheet	Year 2012	Year 2012 Revised

Non-current assets	1,190.8	1,136.8

of which:
Other non-current assets	92.0	28.7	Elimination of surplus pension fund
Deferred tax assets	77.7	87.0

Non-current liabilities	407.1	432.1

of which:
Liabilities for employee benefits	44.7	84.3	Elimination of corridor
Deferred tax liabilities	50.2	35.5

Equity	Year 2012	Year 2012 Revised

Group shareholders' equity	635.8	557.0

of which:
Remeasurement reserve	0.0	(79.8)	Elimination of corridor and introduction of net interest
Retained earnings reserve	504.8	506.3
Net profit	62.3	61.7

In addition, commencing from July 1, 2013, installation costs and the special consumption tax levied in the Turkish market have been reclassified in order to improve the operational information presented.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

(million euro)	Dec. 31st, 2012 Published on 2012	Corridor IAS19R	Special Consumption Tax	Installation Cost	Dec. 31st, 2012 Published on 2013

Revenue	2,886.0	0	7.7	0	2,893.7
Cost of sales	(2,177.5)	1.5	(7.7)	3.5	(2,180.2)
Selling and distribution expenses	(466.6)	1.2	0	(3.5)	(468.9)
General and administrative expenses	(109.3)	0.5	0	0	(108.8)
Operating profit	132.6	3.2	0	0	135.8

The increase in sales and cost of sales for the first two quarters of 2013, as a result of reclassifying the special consumption tax, was 1.4 million euro and 2.0 million euro respectively.
The reduction in cost of sales and the increase in selling and distribution expenses for the first two quarters of 2013, as a result of reclassifying installation costs, was 0.5 million euro and 0.8 million euro respectively.

Furthermore, the current and the non-current portions of the tax credits relating to the Polish Special Economic Zone (incentives for the construction of factories) are now classified as deferred tax assets and, accordingly, the opening statement of financial position has been reclassified.

6. Changes in the
scope of
consolidation

_______________
There were no changes in the scope of consolidation during 2013.

Indesit Company Norge Ltd was liquidated therefore no longer included in the consolidation scope.

7. Operating areas
(Segment
reporting)

_______________
Indesit Company identifies as a single operating segment, the Group.
Consistent with para. 33 of IFRS 8, the following information is provided about the geographical areas in which the Group operates:

Western Europe Area1;

Eastern Europe Area2;

International Area3.

Area revenue is calculated based on the final destination of the products and Area results take account of all expenses that can be allocated directly. The costs not allocated to geographical areas include non-recurring industrial expenses and corporate costs. Similarly, financial income and expenses and taxation are not allocated to the various geographical areas. Except for trade receivables, assets,

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements liabilities and investments are not allocated to geographical areas and are examined by senior management at Group level.
The trade receivables allocated to geographical areas and reviewed by the most senior decision makers comprise those deriving from the sale of finished products. They do not include receivables deriving from the provision of services (with the exception of UK service activities), advances to suppliers or the effects of any disposals of receivables.
The following tables present the Group's operating information analyzed by geographical area based on the final destination of the products.

Analysis by operating segment at 31 December 2013

Dec. 31st, 2013	Western Europe	Eastern Europe	International	Costs not allocated	Total (million euro)
Total revenue	1,503.0	1,017.3	150.8	0.0	2,671.1
Cost of sales	(1,131.2)	(813.6)	(113.3)	3.3	(2,054.8)
Selling and distribution expenses	(260.4)	(140.8)	(18.4)	(17.7)	(437.3)
General and administrative expenses	(30.7)	(18.6)	(1.3)	(60.3)	(110.9)
Operative costs	(1,422.3)	(973.0)	(133.0)	(74.7)	(2,602.9)
Operating Profit	80.7	44.3	17.8	(74.7)	68.1
Interest expenses					(30.1)
Interest income					2.3
Exchange rate differences and other net financial expenses					(23.5)
Share of profit (losses) of associates					(0.0)
Income taxes					(13.7)
Profit attribuable to owners of the company					3.2

Trade receivables analyzed by operating segment

(million euro)	Dec. 31st, 2013	% of rolling sales
Western Europe	218.5	8.2%
Eastern Europe	157.0	5.9%
International	19.0	0.7%
Not allocated trade receivables	32.0	—
Total	426.5	16%

_______________

1 This includes: Italy, the UK and Ireland, France, the Netherlands, Spain, Portugal, Germany, Austria, Switzerland, Belgium, Scandinavia.
2 This includes: Russia and the Asian Republics, Belarus, Kazakhstan, Poland, Ukraine, Moldova, Czech Republic, Hungary, Romania, Greece, the Baltic States, Caucasian Republics, Slovak Republic, Turkey, Bulgaria and the Balkans.
3 This includes all other non-European markets.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

8. Notes to the
Consolidated
Income Statement

_______________

8.1. Revenue
Revenue is analyzed as follows:

(million euro)	Year 2013
Revenue from finished products	2,451.6
Revenue from service operations	219.5
Total Revenue	2,671.1

Revenue from the rendering of services relates to services provided to customers (transport) and end consumers (after-sales maintenance), to the sale of extended warranties beyond the legal minimum period, and to the sale of spare parts.

See the Report on operations for a discussion of the dynamics relating to Revenue from sales.

8.2. Cost of sales
Cost of sales comprises the cost of raw materials and components, external processing, direct and indirect labor, the depreciation of property, plant and equipment, internal movements and logistics, inventory write-downs, provisions for product warranty and provisions for risks and expenses, as well as research costs, development costs that are not capitalized and all other production overheads.
Cost of sales is analyzed below by type of expenditure:

(million euro)	Dec. 31st, 2013
Change in the inventories of finished products	4.8
Purchase of raw materials. components, materials and change in inventories	(1,552.9)
Services	(130.1)
Payroll costs	(271.7)
Depreciation and amortization	(90.7)
Other expenses	(46.5)
Other income	32.2
Cost of sales	(2,054.8)

The cost of sales absorbed 76.9% of revenue in 2013.

Research costs totaling 6.0 million euro were expensed to the income statement.

The net non-recurring expenses included in cost of sales totals 5.0 million euro. Further information is provided in note 8.5.

8.3. Selling and
distribution expenses
Selling and distribution expenses comprise all the costs incurred to commercialize products, including advertising and promotion, and provide after-sales services, as well as the cost of distributing products to the Group's warehouses and to customers.

Annual report at 31 December 2013 - Consolidated financial statements

Selling and distribution expenses are analyzed below by type.

(million euro)	Dec. 31st, 2013
Change in the inventories of finished products	(0.1)
Purchase of raw materials. components, materials and change in inventories	(5.9)
Services	(304.6)
Payroll costs	(106.6)
Depreciation and amortization	(7.7)
Other expenses	(19.5)
Other income	7.1
Selling and distribution expenses	(437.3)

The principal services consisted of distribution and storage expenses of about 206.9 million euro.

Other costs mainly comprise provisions, the writedown of receivables and taxes other than income taxes. The decrease in this caption principally reflects the downward adjustment of the provision of the Fund WEEE in Spain and lower credit losses than those recorded during 2012.

The net non-recurring expenses included in selling and distribution expenses totals 3.5 million euro. Further information is provided in note 8.5.

8.4. General and
administrative
expenses
General and administrative expenses include all general management and administrative costs, and all expenditure not directly attributable to production or sales units or to research and development. General and administrative expenses are analyzed below by type:

(million euro)	Dec. 31st, 2013
Purchase of raw materials. components, materials and change in inventories	(0.2)
Services	(47.2)
Payroll costs	(45.8)
Depreciation and amortization	(11.9)
Other expenses	(23.8)
Other income	18.0
General and administrative expenses	(110.9)

The net non-recurring expenses included in general and administrative expenses totals 7.2 million euro. Further information is provided in note 8.5.

8.5. Operating profit
Operating profit is analyzed below by type of cost:

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

(million euro)	Dec. 31st, 2013
Revenue	2,671.1
Change in the inventories of finished products	4.7
Purchase of raw materials. components, materials and change in inventories	(1,559.0)
Services	(481.9)
Payroll costs	(424.0)
Depreciation and amortization	(110.3)
Other income and expenses	(32.4)
Operating profit	68.1

The change in inventories is analyzed by type below:

(million euro)	Year 2013
Raw materials, components and consumables	(18.3)
Finished products	4.3
Total	(14.0)

The significant reduction in inventories reflects the Group's pursuit of the goal to rationalize and optimise net working capital.

The number of employees at 31 December 2013 is 15,790.

Employment is analyzed as follows:

(million euro)	Year 2013
Executives	117
Office workers	4,138
Factory workers	11,535
Total	15,790

In geographical terms, 28% of employees are based in in the Russian Federation, 26% in Italy, 20% in Poland, 15% in the United Kingdom and Ireland, 6% in Turkey and the remaining 4% in other Group locations.

Non-recurring items are detailed in the following tables. They mainly comprise restructuring expenses.

(million euro)	Year 2013
Redundancies	(19.8)
Charges for disposal of assets in Industrial areas involved in restructuring plans	(3.4)
Start up charges in new industrial areas	(1.8)
Gain/loss on disposal of non-strategic assets	0
Gains on pension fund	5.3
Provisions for legal disputes	2.2
Other non-recurring income and expenses	1.8
Total non-recurring income and expenses	(15.7)

The non-recurring income relating to the pension fund reflects the beneficial effect of closing the Pension Fund operated by Indesit Company Ireland Ltd.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Redundancy incentives mainly comprise the cost of implementing the Group's reorganization plan during 2013.

The cost of closing activities in certain industrial areas mainly reflects the impairment of property, plant and equipment and other costs associated with factory closures.

Net provisions for legal disputes relate to the litigation in progress.

Non-recurring items included in cost of sales, selling and distribution expenses, and general and administrative expenses are detailed below.

(million euro)	Cost of sales	Selling and distribution expenses	General and administrative expenses	Year 2013
Restructuring expenses	(1.5)	(5.8)	(12.5)	(19.8)
Other non-recurring income and expenses	(3.5)	2.3	5.3	4.1
Total non-recurring income and expenses	(5.0)	(3.5)	(7.2)	(15.7)

8.6. Net Interest,
commissions,
exchange differences
and other financial
expenses and share
of profit/loss of
associates and others

Interest expense comprises:

(million euro)	Year 2013
Bond interests	(11.3)
Interest on medium-and long-term bank loans	(0.8)
Interest on short–term bank, loan and borrowings	(10.4)
Other interest expenses	(4.8)
Mark–to–market derivatives related to loans	(0.4)
Interest expenses on TFR and pension fund UK	(2.4)
Interest expenses	(30.1)

Interest income is analyzed below:

(million euro)	Year 2013
Interest income on deposits	2.3
Interest income on pension fund UK	0.0
Mark to market derivati su impieghi	0.0
Interest income	2.3

Exchange differences and other net financial expenses are analyzed below:

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

(million euro)	Year 2013
Net realised exchange rate differences	(3.1)
Net unrealised exchange rate differences	(15.6)
Commissions	(4.7)
Exchange rate differences and other financial expenses	(23.5)

See note 11 for information about the derivatives outstanding at 31 December 2013.

8.7. Income tax

(million euro)	Year 2013
Current taxes	(32.5)
Deferred taxes	18.8
Total	(13.7)

Current income taxes include IRAP of 3.5 million euro.

The income tax expenses for 2013 was 13.7 million euro, with an effective tax rate of 80.9%.

The following table reconciles the theoretical tax expenses, determined using the current tax rate in Italy, with the tax expenses reported in the consolidated financial statements:

(million euro)	Year 2013
Profit before tax	16.9
Tax rate	27.5%
Theoretical tax charge	(4.6)
Effective tax charge	(13.7)
Difference	(9.0)

Effects relating to the Parent and companies based in Italy
IRAP	(3.5)
Effect of taxation on dividends of subsidiaries to be distributed	24.8
Effect CFC and Russian companies	(11.3)
Effect prior year items and other non-deductible costs	(0.3)
Devaluation foreign withholding	(0.4)
Tax effect of prior years	(4.2)
Other effects	(0.3)

Total effects relating to the Parent and companies based in Italy	4.8

Effects relating to companies operating in other countries and tax differentials with respect to companies based in Italy	(13.9)

Total difference	(9.0)

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

8.8. Results
attributable to non
controlling interests
The results attributable to non-controlling interests relate to Fabrica Portugal Sa.

9. Notes to the
Consolidated
Statement of
Financial Position

9.1. Property, plant
and equipment
Investment during 2013 amounted to 58.6 million euro. The additions to property, plant and equipment principally involved the replacement of plant and investment in new production lines.

Land and buildings include the fair value of the assets recognized on the acquisition of GDAH in 2002. These assets are fully depreciated.

The depreciation and impairment expenses was 78.2 million euro.

Unfulfilled orders placed with the suppliers of property, plant and equipment total 16.5 million euro and relate to the completion of lines as part of new projects.

Advances to the suppliers of property, plant and equipment not yet delivered or constructed amount to 0.2 million euro.

Net disposals and retirements, 1.5 million euro, mainly reflect the reclassification of certain property, plant and equipment as available for sale (see note 9.21 for further details).

Construction in progress, 20.4 million euro, mainly relates to the Group's investment in new production lines.

The ownership of property is not restricted by liens and expenses.

Property, plant and equipment are analyzed as follows:

(million euro)	Dec. 31st, 2013
Land and buildings	236.7
Plant and machinery	240.6
Industrial and commercial equipment	96.2
Assets under construction	20.4
Other assets	21.5
Total property, plant and equipment	615.4

Finance leases

The Group was not party to any significant finance leases during 2013.

Non-cancellable operating leases

The minimum future payments for non-cancellable operating leases are analyzed by maturity as follows:

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

(million euro)	Dec. 31st, 2013
Within 1 year	15.1
Between 1 and 5 years	45.7
Beyond 5 years	36.2
Total minimun lease payments	97.0

The principal non-cancellable operating leases relate to the Radomsko warehouse in Poland and the Combs la Ville warehouse in France. These contracts expire in 2024 and 2018 respectively. Neither contract envisages the possibility of renewal or purchase of the assets concerned.

The income statement reflects rental expenses incurred under operating leases on an accruals basis, 9.5 million euro. The difference is primarily related to the lease expired in the UK through fine the first part of 2013.

9.2. Goodwill and
other intangible
assets with an
indefinite useful life

Goodwill and other intangible assets with an indefinite useful life are analyzed as follows:

(million euro)	Dec. 31st, 2013
Goodwill	132.6
Brands with an indefinite useful life	107.6
Total goodwill and other intangible assets with an indefinite useful life	240.1

At 31 December 2013 this caption comprises solely the amounts recorded on the acquisition of General Domestic Appliances Holding Ltd (GDAH), a UK company, in 2002.

On allocating the purchase price of GDAH, 87.0 million pounds was attributed to brands with an indefinite life and 110.5 million pounds to goodwill. These amounts, denominated in British pounds, are subject to exchange rate fluctuations arising on the translation to euro.

The Hotpoint brand with an indefinite life is allocated to the UK CGU, since it is the leader of the UK market for household appliances.

A license to use the Hotpoint trademark in Australia was purchased in 2013. This investment is not linked to the acquisition of GDAH and is not involved in the related purchase price allocation.
The goodwill recognized at the time of acquisition using current exchange rates was allocated both to the UK CGU representing the UK market, 32.5 million euro (33.2 million euro), and to the Group as a whole (Group CGU), in view of the synergies deriving from the acquisition and attributable, in general, to economies in the scale of purchasing, production, brand management and relations with major distributors that could not be allocated to specific CGUs.

The value of intangible assets with an indefinite life is subjected to impairment testing at least once every year. The tests performed at 31 December 2013 did not identify any need to adjust the carrying amount of these assets.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The recoverable value of the CGUs is based on their value in use, determined by applying DCF techniques over a five-year period (2014-2018) and to the terminal value, considering the forecasts prepared by management and approved by the directors at the board meeting held on 21 March 2014.

The principal assumptions made in the strategic plan for the Group CGU are set out below:

•	the volume of sales of MDA finished products is forecast to rise at a compound average growth rate (CAGR) of about 3.1%;

•	the average unit revenues from the sale of MDA finished products are expected to fall slightly (CAGR of -0.2%);

•	annual investment of about 110 million euro is expected in the period from 2015 to 2018 (120 million euro in 2014);

•
exchange rates are forecast to remain stable in the period from 2015 to 2018, at the following levels: GBP/euro at 0.85, RUB/euro at 42.2, PLN/euro at 4.00, TRY/euro at 2.50 (slightly different to the rates expected in 2014);

•	net working capital is expected to rise during the plan period.

The principal assumptions made in the strategic plan for the UK CGU are set out below:

•	the volume of sales of MDA finished products is forecast to rise at a compound average growth rate (CAGR) of about 2.1%;

•	the average unit revenues from the sale of MDA finished products are expected to fall (CAGR of -1.0%);

•	annual investment is expected to average 30% of the total amount;

•	invested by the Group CGU;

•	the exchange rate is stable in the plan (GBP/euro at 0.85);

•	net working capital is expected to fall during the plan period.

Forecast cash flows have been discounted using a weighted-average cost of capital (WACC) of 9.32% for the Group CGU and of 8.56% for the UK CGU. The terminal value of the CGUs was determined by assuming a long-term normalized cash flow based on that generated in the final year of the explicit plan (2018), and by prudently using a nominal long-term growth factor (g) of 0% (unchanged with respect to the prior year).

The higher WACC used by the Group CGU with respect to that of the UK CGU reflects the additional country risk, compared with the UK, associated with certain geographical areas of Group operation including, in particular, the Russian market and the Turkish market.

A sensitivity analysis was performed to simulate the value of the CGU Group and the UK CGU varying combination of some basic parameters of the evaluation model.
In particular, we note the risk of impairment values for average cost of capital (WACC), an increase of 200 bsp factor values and nominal long-term growth (g) a decrease of 200 bsp (compared to the intake of g = 0).
It is believed that, given the current market conditions, the probability of occurrence of such a scenario is considered to be remote.

The impairment test on the UK CGU and the Group CGU was carried out internally and approved by the directors on 21 March 2014. An independent, third-party expert has issued a report on the fairness of the valuation methods and parameters used in the impairment testing process.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

9.3. Other intangible
assets with a finite
useful life

Other intangible assets are analyzed as follows:

(million euro)	Dec. 31st, 2013
Development expenses	44.0
Licences and software	24.9
Brands with a finite life	11.7
Intangible assets in progress	11.1
Other intangible assets with finite life	7.0
Total	98.7

Intangible assets in progress related to development costs for approximately 6.0 million euro and to software for approximately 3.0 million euro.
The development expenses capitalized during 2013 totaled 14.0 million euro.
The external costs of capitalized development amounted to 1.3 million euro.

Development costs relate to the costs incurred for the development of new products. These expenses are subject to an annual review of their recoverability based on the return on investment. Please refer to the Report on Operations for further information.

The Licenses and software caption comprises the capitalized internal and external cost of IT projects carried out by the Group, and the cost of licenses to use software that will benefit future years. The average residual life of these intangible assets is 3 years.

Trademarks with a finite life include the Cannon name, recorded on the acquisition of GDAH. The 2013 amortization expenses relating to the above trademark was 2.4 million euro.

Other intangible assets principally comprise industrial patents with an average residual life of 5 years.

9.4. Investments in
associates

Investments in associates mainly comprise the Group's interest in TradePlace BV amounting to 0.5 million euro.

9.5. Other non-current
assets

Other non-current assets are analyzed below:

(million euro)	Dec. 31st, 2013
Advances on leasing	1.7
Other investments	0.6
Total other non-current assets	2.3

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

This caption principally includes the carrying amount, 0.6 million euro, of the investments in other companies in which, in general, the Group holds less than 20% of the equity capital or voting rights.

The equity investments held by Indesit Company are not listed and their securities are not traded in a regulated market. Accordingly, their fair value cannot be determined reliably since there were no transactions involving these securities during the past year.

9.6. Deferred tax
assets

Deferred tax assets and the related changes during the year are analyzed in the following table:

(million euro)	Dec. 31st, 2012	Credits / charges to Income Statement	Credits / charges to Equity	Exchange rate effect	Other movements	Reclassification	Dec. 31st, 2013
Property, plant and equipment	4.1	4.5	0.0	(0.1)	0.0	0.0	8.5
Intangible assets	(1.0)	0.3	0.0	(0.2)	0.0	0.0	(0.9)
Inventories	4.6	0.5	0.0	(0.3)	0.0	0.0	4.8
Financial liabilities	0.9	(2.4)	1.5	(0.0)	0.0	0.0	0.0
Pension fund	11.3	(5.5)	3.3	(0.1)	(0.0)	0.0	9.0
Provisions for risks	24.1	(7.4)	(0.1)	(0.6)	(0.0)	0.0	15.9
Grants	31.8	9.3	0.0	3.8	0.0	0.0	44.8
Tax consolidation and other non-deductible expenses	18.7	12.4	(1.6)	(1.4)	(21.7)	0.0	6.3
Tax losses carried forward	37.2	6.6	(1.8)	(0.6)	0.0	0.0	41.6
Total	131.7	18.3	1.2	0.5	(21.8)	0.0	130.0
Amounts offset	(13.0)	12.4	0.0	0.0	0.0	0.0	(0.5)
Total net	118.8	30.8	1.2	0.5	(21.8)	0.0	129.5

There has been an overall reduction of 12.4 million euro in the deferred tax assets relating to Indesit Company UK Holding Ltd. This follows utilization of the related tax losses by other UK Group companies belonging to the tax group.

The amounts offset relate to deferred tax liabilities that reduce these deferred tax assets since they are due to the same tax authorities, are legally offsettable and relate to temporary differences that will reverse at the same time.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

9.7. Inventories

Inventories are analyzed as follows:

(milioni di Euro)	Dec. 31st, 2013
Raw materials	108.5
Obsolescence provision	(2.1)
Total raw materials	106.4

Finished products and semi–finished products	179.4
Obsolescence provision	(10.6)
Total finished products and semi–finished products	168.8

Spare parts	29.3
Obsolescence provision	(2.1)
Total spare parts	27.2

Total inventories	302.4

9.8. Trade receivables

Trade receivables comprise amounts due from customers as a result of commercial transactions and the provision of services, stated net of the allowance for doubtful accounts. The allowance for doubtful accounts totals 26.7 million euro at 31 December 2013. The net provisions and losses during the year amounted to 10.8 million euro.

Trade receivables are analyzed below:

(million euro)	Dec. 31st, 2013
Trade receivables	453.2
Allowance for doubtful accounts	(26.7)
Net trade receivables	426.5

As part of the diversification of sources of finance, during the year the Group sold trade receivables in the UK and maintained the securitization program.
The securitization involves the without-recourse sale of trade receivables, on a revolving basis, by the Parent Company and by Indesit Company France Sa. The receivables are acquired by vehicle companies, which are financed by the issue of securities whose repayment is guaranteed by the cash flows generated by the portfolio of receivables sold (asset-backed securities). There are two classes of asset-backed security: the senior securities are placed in the market and subscribed for by institutional investors; the junior securities, whose repayment is subordinated to that of the senior securities, are taken up by the Group. Consistent with SIC 12: Consolidation – Special-purpose entities (“SPE”), the Group consolidates vehicle companies on a line-by-line basis, even though it has no equity interest in them and does not exercise any form of control over their administrative bodies.

The net financial liabilities to third parties of the consolidated vehicle companies amount to 73.2 million euro at 31 December 2013, comprising senior securities issued on the ABS market, 96.8 million euro, net of the cash held by them, 23.6 million euro.

At the same date, the liability of Group operating companies to vehicle companies for receivables sold but not yet collected amounts to 110.9 million euro, while their financial receivables represented by junior securities total 35.9 million euro.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The without-recourse sale of UK and Polish receivables reduced trade receivables by 33.3 million euro, being the amount sold but not collected by 31 December 2103.

The concentration risk associated with the 10 largest customers is 23.6% of total gross performing receivables.

Trade receivables are analyzed by maturity below:

(million euro)	Dec. 31st, 2013
Receivables not overdue	416.6
Overdue in 1 month	2.4
Overdue by 1 to 3 months	5.1
Overdue by 3 to 6 months	2.4
Total overdue receivables not impaired	9.9
Receivables impaired	26.7
Trade receivables	453.2

9.9. Tax receivables

Tax receivables comprise amounts due from the tax authorities in the countries in which the Group operates, principally in relation to advance taxation4. These amounts are analyzed below:

(million euro)	Dec. 31st, 2013
Tax advances paid	14.1
Total tax receivables	14.1

9.10. Other
receivables and
current assets

Other receivables and current assets are analyzed as follows:

(million euro)	Dec. 31st, 2013
Due from employees	1.6
Due from social security and pension institutions	5.7
Grants due from public bodies	3.5
VAT receivables	38.3
Other receivables	14.2
Total other receivables and current assets	63.2

The reduction in VAT recoverable reflects the change in sales with respect to that in purchasing costs, principally in Poland.

_______________

4 Tax receivables include the recognition in 2013 of the CICE tax credit available to the French company, 0.2 million euro.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

9.11. Equity
attributable to the
Group

Share capital comprises ordinary shares and savings shares, as analyzed below inclusive of the treasury shares held:

Description	Dec. 31st, 2013
	Number	Eur
Ordinary shares	113,665,684	102,299,116
Preferred shares	511,282	460,154
Total	114,176,966	102,759,270

147,000 options granted in 2003, at 12.6439 euro each, expired during the year. No new stock options were granted during the year. Accordingly, the Group has no stock option plans at 31 December 2013.

The number of shares reported in the table is stated gross of the treasury shares held. Net of the treasury shares held directly by Indesit Company S.p.A., 11,039,750, there are 102,625,934 ordinary shares outstanding.
The treasury shares classified as a reduction of equity, more specifically as a deduction from share capital and the share premium on treasury shares, amount to 33.0 million euro.
The nominal value of the ordinary and savings shares is 0.90 euro.

The holders of ordinary shares and preference shares enjoy the ownership and participation rights granted under Italian law and the articles of association of Indesit Company S.p.A. In addition to the right to participate in the distribution of profits and the return of capital, the ordinary shares also carry the right to vote at ordinary and extraordinary shareholders' meetings. The savings shares, on the other hand, have greater ownership rights but reduced administrative rights. The greater ownership rights comprise:

•	the right to an allocation of profit for the year (after allocating 5% to the legal reserve) representing up to 5% of the nominal value of the savings shares;

•	the right, if a dividend of less than 5% of nominal value was paid in a given year, to collect this shortfall in the preference dividend in the following two years;

•	the right, if a dividend is declared at the shareholders' meeting, to receive a total dividend that is higher than that paid on the ordinary shares by 2% of the nominal value of the savings shares.

In addition, in the event of a capital reduction to cover losses, the nominal value of the savings shares is only reduced by the amount of the losses that exceed the total nominal value of the other shares.
The lesser administrative rights with respect to the ordinary shares consist of the absence of voting rights at ordinary and extraordinary shareholders' meetings.

Dividend payments during 2013 totaled 20.6 million euro (23.7 million euro).

The description of, changes in and restrictions applying to the principal equity reserves are described below. The detailed analysis of these changes is presented in a separate schedule.

Reserves:
The share premium reserve amounts to 35.9 million euro.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The legal reserve, 22.7 million euro, reflects allocation of 5% of the Parent Company's net profit each year.

The cumulative translation adjustment or translation reserve is negative by 170.5 million euro, reflecting the exchange differences arising on the translation of foreign currency financial statements. The overall reduction in reserves during the year deriving from the translation of foreign currency financial statements amounts to 60.4 million euro. In particular, the Polish zloty contributed 4.6 million euro, the British pound, 8.7 million euro, the Russian ruble, 29.1 million euro, and the Turkish lira, 15.6 million euro. Taken together, other currencies contributed an additional reduction of 2.4 million euro.

The negative remeasurement reserve amounts to 89.8 million euro. There was 10.0 million euro reduction in reserves during 2013 due to remeasurement of the actuarial gains/losses associated with the total defined benefit liability.

Other reserves amount to 10.8 million euro. These comprise the negative cash flow reserve, 7.8 million euro; the reserve for share-based payments, 0.3 million euro; the negative revaluation reserve, 0.5 million euro, and other reserves totaling 18.8 million euro, mainly in relation to capital grants (art. 14 Law 64/68, Law 488/92, Law 308/82, Law 218/78, Law 219/81).

Retained earnings amount to 560.2 million euro following an increase of 61.7 million euro on allocation of the Parent Company's results for 2012, a decrease of 20.6 million euro following the payment of dividends to the shareholders of the Parent Company, and the net effect of reclassifications totaling 12.8 million euro.

With reference to the amounts reported in the Consolidated statement of comprehensive income, the cash flow reserve decreased by 4.1 million euro during 2013.

The calculations for the basic earnings per share and the diluted earnings per share reported in the consolidated income statement are set out in the following table:

Dec. 31st, 2013
Basic attributable earnings (million euro)	3.2
Basic average number of ordinary shares (thousands)	102,625.9
Ordinary EPS (without savings shares effect)	0.03
Unit earnings attributed to savings shares (euro)	0.03
Number of savings shares (thousand)	511.3
Earnings attributed to savings shares (million euro)	(0.02)
Basic attributable earnings (million euro)	3.2
Basic average number of ordinary shares (thousands)	102,625.9
Basic EPS (euro)	0.03

Basic attributable earnings (million euro)	3.2
Basic average number of ordinary shares (thousands)	102.6
Average number of shares granted to Directors without payment (thousands)	0
Average number of shares granted to employees without payment (thousands)	0
Total	102,625.9
Diluted EPS (euro)	0.03

Annual report at 31 December 2013 - Consolidated financial statements

9.12. Non-controlling
interests
The equity attributable to non-controlling interests is negligible.

9.13. Net financial
position
The net financial indebtedness of the Group is analyzed below:

(million euro)	Dec. 31st, 2013

Current financial assets	17.9
Cash and cash equivalents	330.8
Banks and other loans and borrowings	(307.4)
Net financial indebtedness position - short term	41.3
Medium/long–term financial payables	(368.6)
Net financial position (*)	(327.4)
Other non–current financial assets	1.9
Total net financial indebtedness	(325.5)

9.13.1 Current
financial assets

Current financial assets include the fair value adjustment of derivative financial instruments, 12.1 million euro, and other current financial receivables, 5.9 million euro.

9.13.2 Cash and cash
equivalents

Cash and cash equivalents include bank and postal deposits, as well as checks and other amounts on hand. The changes in liquidity during the year are analyzed in the consolidated cash flow statement.

This caption includes liquidity of 23.6 million euro held by the vehicle companies for the securitization that will be used to settle the financial payables (classified as current financial liabilities) arising under the program.

9.13.3 Banks and
other short term
loans and
borrowings

Current financial payables comprise amounts due within one year.

This caption is analyzed below:

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

(million euro)	Dec. 31st, 2013
Current portion of bank, loans and borrowings	27.0
Short–term advances for securitization	96.6
Liability from the measurement of derivative instruments	28.5
Current portion of bond and Eurobond	142.1
Current portion of medium/long–term bank, loans and borrowings	12.9
Current portion of other medium/long–term bank, loans and borrowings	0.4
Total	307.4

The current portion of bank loans and borrowings comprises bank overdrafts, the draw down against revolving lines of credit and other short-term advances in various forms.
The short-term advances for securitization relate to the amounts payable for securities issued as part of the securitization program.
The significant increase in current financial payables reflects the bond tranche of 148.0 million dollars that falls due in 2014.

9.13.4 Medium
and long-term
loans and
borrowings
The medium/long-term financial payables are analyzed as follows:

(million euro)	Dec. 31st, 2013
Bonds	19.6
Due to banks and other financial backers	52.7
Eurobond	296.4
Total	368.6

The bonds were subscribed for by institutional investors (U.S. Private Placement) in both Euro and USD. The change in the fair value of this liability is offset by the change in the fair value of the derivative arranged to hedge exchange and interest-rate risk (Cross Currency Swap).
The Eurobond, denominated in euro, relates to a fixed-rate loan subscribed for by institutional investors that is listed in Luxembourg and fall due on 26/04/2018.
The nominal value of this Eurobond is 300.0 million euro, while its amortized cost at 31 December 2013 is 296.4 million euro.

Further information about the cross currency swap is provided in note 11 on financial instruments.

Medium/long-term financial payables are analyzed by maturity in the following table:

(million euro)	Medium/long-term financial payables	Between 1 and 5 years	Beyond 5 years
Bonds	19.6	19.6	0
Due to banks and other financial backers	52.7	52.7	0
Eurobond	296.4	296.4	0
Total	368.6	368.6	0

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The bonds were subscribed for by institutional investors (U.S. Private Placement) in September 2004. They are analyzed in the following table:

	Nominal value	Nominal value	Fair value	Maturity	Rate	Type of hedge
	million usd	million euro	million euro
Notes - Series B	—	—	—
Notes - Series C	—	—	—
Notes - Series E	25.0	—	19.6	9/17/2016	Fixed	CCS
Total notes issued in USD	25.0	—	19.6

Notes - Series D
Total notes issued in euro	—	—	—

Total fair value			19.6

The interest rate and exchange rate risks associated with the U.S. Private Placement have been hedged by a Cross Currency Swap, as described further in note 11 on financial instruments.
The change in the fair value of the bonds, due to fluctuations in the exchange rate with the dollar, should be considered together with the change in the fair value of the Cross Currency Swap.
The medium and long-term amounts due to banks and other lenders principally comprise the amortizing line of credit made available by the EIB (repayable in 2018) and amounting to 50.0 million euro at 31 December 2013, and the COENV loan of 1.0 million euro (repayable in 2018). The also include 2.5 million euro representing the valuation of hedging instruments (interest rate and exchange rate hedges).

The maturity profile of medium/long-term financial payables is presented below:

	Medium/long-term financial payables	2014	2015	2016	2017	2018	TOTAL
Bond	19.6	—	1.0	18.6	—	—	19.6
Financial liabilities for derivatives' evaluation	2.5	—	0.5	2.0	—	—	2.5
Eurobond	296.4	—	—	—	—	296.4	296.4
Due to banks and other financial payables	50.1	—	12.2	12.5	12.8	12.8	50.1
Total	368.6	—	13.7	33.1	12.8	309.1	368.6

Among other obligations, the bonds and the committed bank loans require compliance with certain financial covenants. In particular, the following parameters must be met:

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

In addition to the financial covenants, the bonds and the committed lines of credit require Indesit Company S.p.A. and, in certain cases, a number of Group companies to comply with other affirmative and negative covenants that are consistent with market standards for transactions of a similar nature, amount, maturity and risk profile.
Failure to comply with these covenants would, following the elapse of a given period of time available to correct such non-compliance, give the counterparts a right to require the early repayment of the related borrowings. The above parameters are monitored constantly by the Group and, as of 31 December 2013, all the covenants have been respected.

9.13.5 Other non
current financial
assets

Other non-current financial assets are analyzed as follows:

(million euro)	Dec. 31st, 2013
Bind deposits	1.9
Assets for the measurement of derivative instruments	0
Total	1.9

Other non-current financial assets are analyzed by maturity in the following table:

(million euro)	Total long term	Within 1 year	Between 1 amd 5 years	Beyond 5 years
Bind deposits	1.2	0	0.3	0.8
Assets for the measurement of derivative instruments	0.7	0	0.7	0
Total	1.9	0.0	1.1	0.8

Annual report at 31 December 2013 - Consolidated financial statements

9.14. Employee
benefits
Employee benefits reflect the provisions recorded for such post-employment benefits as severance indemnities (TFR) and pensions. The situation is analyzed in the following table.

(million euro )	Dec. 31st, 2013
Italian post-employment benefits (TFR)	36.5
UK and Irish pension plans	37.9
Other countries pension plans and deferred benefit	6.6
Total employee benefits	81.0

The UK and Irish pension plans comprise two defined benefit plans. Both plans were closed in 2011 (no further provisions) and all active members were transferred to a new defined contribution plan. The new defined contribution fund formed on 1 January 2012 envisages the payment of employee and employer contributions totaling respectively 6% and 7% of pensionable salary. The contributions payable by the Group will increase by 0.5% per annum over the next few years, up to a maximum of 10%. In addition, the Group's UK company will continue to pay the costs of the defined benefit fund and has already made a special payment to the new defined contribution fund representing 5% of pensionable salary.
The Irish pension fund was closed during 2013.

The following schedule reconciles the assets and liabilities recorded in the statement of financial position and the expenses made to the income statement, and presents the principal actuarial assumptions concerning the employee severance indemnities and the UK and Ireland pension plans.

	Employee severance indemnities	UK and Ireland pension plans
(million euro)	Dec. 31st, 2013	Dec. 31st, 2013

Present value of the defined benefit obligation (start of year)	40.7	344.1
Current service cost	—	0.0
Financial expenses	1.3	14.3
Contributions from plan participants	0.0	0.0
Actuarial (gains)/losses	(1.3)	13.1
Benefits paid by the plan/company	(4.3)	(11.0)
Curtailment of plan	0.0	0.0
Past service benefit	—	0.0
Changes in exchange rates	—	(14.8)
Present value of the defined benefit obligation (end of year)	36.5	345.6

Fair value of plan assets (start of year)	—	307.4
Expected return on plan assets	—	(3.9)
Actuarial gains/(losses)	—
Employer’s contributions	4.3	8.4
Employees’ contributions	—

Annual report at 31 December 2013 - Consolidated financial statements

Benefits paid	(4.3)	(11.0)
Expenses	—	13.2
Change in exchange rates	—	(6.4)
Fair value of plan assets (end of year)	0.0	307.7

Present value of defined benefit obligation under funded plans	0.0	345.6
Fair value of plan assets	—	(307.7)
Deficit (surplus) of funded plans	—	37.9

Present value of defined benefit obligation under unfunded plans	36.5	0.0

Pension (cost) of unrecognised post service	—	—
Unrecognised assets (limit described in IAS 19.58b)	—	—
Net liability/(asset) recognised	36.5	37.9

Amortisation of surplus corridor	—
Current service cost	—	0.0
Past service benefit	—	0.0
Total operating costs	0	0.0

Interest expense	1.3	14.3
Expected return on plan assets	0	(13.2)
Total financial charges	1.3	1.1

Curtailment (gains) losses	0.0	—
Total charge to the income statement	1.3	1.1

Assumptions used to determine defined benefit obligations
Discount rate	3.4%	4.7%
Salary increases	N/A	3.4%
Inflaction rate	2.0%	2.4%
Pension increase rate	N/A	2.4%
Assumptions used to determine pension cost
Discount rate	3.3%	4.7%
Expected return on plan assets	N/A	4.5%
Expected salary increase	0.0%	3.4%
Inflation rate	2.0%	2.4%
Pension increase rate	N/A	2.4%

The change in the discount rate reflects the decline during 2013 in the bond yields used for benchmarking purposes (corporate bonds with AA rating).

Annual report at 31 December 2013 - Consolidated financial statements

Main demographic assumptions made by the UK and Ireland fund in order to determine the actuarial liability are presented below:

Demographic assumptions	Years
male 60 years old in 2013	25.3
female 60 years old in2013	28.0
male 60 years old in 2033	27.3
female 60 years old in 2033	30.0

The assets servicing the UK pension plans are invested as follows:

(in milioni di euro)	Dec. 31st, 2013

Corporate bonds	3.2%
Diversified growth funds	70.9%
Liability driven investment	25.9%
Totale	100.0%

The Diversified growth funds are managed by leading international financial institutions. They invest in a range of heterogeneous financial assets designed to lower the exposure to risk, partly by seeking low correlation between the various classes of asset.

At 31 December 2013, the investment portfolio of these funds comprise:

•	equities: 44.6%;

•	bonds: 24.4%;

•	other assets (commodities, property funds etc.): 17.8%;

•	monetary: 13.2%.

Liability-driven investment refers to the use of derivatives to hedge interest rate and inflation risks.

The change in the actuarial gains and losses relating to the UK pension fund is analyzed below:

(million euro)	Dec. 31st, 2013

Effect of changes in demographic assumptions	(1.9)
Effect of changes in financial assumptions	(12.8)
Effect of other changes	(2.3)
Total	(17.0)

The change in the actuarial gains and losses relating to employee severance indemnities is analyzed below:

(million euro)	Dec. 31st, 2013

Effect of changes in demographic assumptions	(0.4)
Effect of changes in financial assumptions	(0.9)
Effect of other changes	0.0
Total	(1.3)

Sensitivity analyses are presented below:

Annual report at 31 December 2013 - Consolidated financial statements

UK Pension fund	Changes in assumptions	Impact on liabilities

Discount Rate	- 0.25%	+ 4.3%
Inflation rate	+ 0.25%	+ 4.1%
Rate of salary increase	+ 0.25%	+ 0.6%
Mortality Rate	+ 1 year	+ 2.2%
Commutation	of 10%	- 0.2%

TFR	Changes in assumptions	Impact on liabilities

Discount Rate	- 0.40%	+ 5.38%
Discount Rate	+ 0.40%	- 4.82%

9.15. Provisions for
risks and expenses

The provisions for risks and expenses are analyzed as follows:

2013 Movements (million euro)	Opening balance 1/1/2013	Provision	Utilisations	Other movements	Closing balance 31/12/2013	Current portion	Non-current portion
Provision for warranties	44.3	6.4	(8.8)	(2.1)	39.8	26.8	13.0
Provision for agents’ termination indemnity	1.4	0.1	(0.2)	0	1.4	0.0	1.4
Provision for restructuring	28.2	1.0	(9.9)	(0.1)	19.2	17.9	1.4
Provision for WEEE	14.7	(0.7)	(9.7)	0	4.4	1.0	3.4
Provision for onerous contracts	1.3	0.1	(0.5)	(0.0)	0.9	0.3	0.6
Provision for disputes and other risks	24.5	21.9	(3.0)	(0.1)	43.3	6.4	36.9
Total	114.5	28.8	(32.0)	(2.3)	109.0	52.3	56.7

The provision for agents' termination indemnities, determined with reference to the commissions earned in accordance with art. 1751 of the Italian Civil Code and collective agreements, represents the estimated liability for payments to agents should their mandates be terminated (for reasons not attributable to them) by Indesit Company S.p.A.

The provision for restructuring covers expenses associated with the industrial reorganization plans being implemented at certain of the Group's factories. The increase in this provision principally reflects the restructuring plan for the None factory, while the decrease mainly relates to utilizations consequent to the restructuring activities commenced in the prior year.

The provision for WEEE covers the expenses deriving from application of the product disposal regulations, with sole reference to new waste in countries where local legislation adopting the EU Directive envisages the individual responsibility of manufacturers.
The provision for this fund has been adjusted downwards to 9.7 million euro from the Spanish company of the Group.

The provisions for onerous contracts relate to rentals, hire agreements and operating leases for which, due to termination of the use of the assets covered by such contracts as a result of business restructuring, a discounted liability for future installments has been recognized. The amount of 0.9 million euro relates to the buildings in Uxbridge and in Dublin.

Annual report at 31 December 2013 - Consolidated financial statements

The provision for disputes and other risks reflects the best possible estimate of the likely liability based on the information available.
At 31 December 2013, this caption comprises the provisions for outstanding disputes, 7.3 million euro, the provision for environmental risks, 4.5 million euro, and the provision for product liability and other risks, 31.5 million euro.
There are, at the balance sheet date, contingent liabilities, mainly pertaining to situations of pre-litigation for damages allegedly suffered by third parties using the product.

The Other changes column of the table reporting the movements in the provisions for risks and expenses principally comprises the exchange effect deriving from the translation of financial statements not denominated in euro, which is the Group's reporting currency.

Total payables and provisions for non-recurring transactions at 31 December 2013 amount to 18.8 million euro and the cash flow effect was 34.9 million euro.

9.16. Deferred tax
liabilities

Deferred tax liabilities and the related changes during the year are analyzed in the following table:

(million euro)	Dec. 31st, 2012	Credited / charged to Income Statement	Credited / charged to Equity	Exchange rate effect	Other movements	Dec. 31st, 2013
Property, plant and equipment	2.0	(1.1)	0.0	(0.3)	0.0	0.7
Intangible assets	27.3	(0.6)	0.0	(4.2)	0.0	22.4
Inventories	(2.1)	(2.1)	0.0	(0.2)	0.0	(4.3)
Non-current financial liabilities	1.8	(0.6)	(0.9)	0.0	0.0	0.2
Employee benefits	3.6	(0.2)	(11.4)	(0.5)	0.4	(8.2)
Government grants	0.1	0.0	0.0	0.0	0.0	0.1
Provision for risks and changes	(0.6)	(0.8)	0.0	0.0	0.0	(1.5)
Other	7.4	5.0	0.0	0.4	0.0	12.8
Distributable retained earnings and other	8.9	0.0	0.0	0.0	0.0	8.9
Total	48.4	(0.4)	(12.3)	(5.0)	0.4	31.0
Amounts offset	(13.0)	12.4	0.0	0.0	0.0	(0.5)
Total net	35.5	12.0	(12.3)	(5.0)	0.4	30.5

The amounts offset relate to deferred tax liabilities that reduce these deferred tax assets since they are due to the same tax authorities, are legally offsettable and relate to temporary differences that will reverse at the same time.

9.17. Other non
current liabilities

Other non-current liabilities principally relate to deferred grants from the State and other bodies. These grants are analyzed by country below:

(million Euro )	Dec. 31st, 2013
Deferred grants for Special Economic Zone in Poland	11.6
Italy deferred grants	2.0
Turkey deferred grants	0.1
Non–current liabilities for employee benefits	6.1
Non–current liabilities for other social security institutions	2.7
Total	22.6

Annual report at 31 December 2013 - Consolidated financial statements

The grants collected in Poland principally relate to tax credits for investment relating to the factories in the Lodz and Radomsko Special Economic Zones. Access to these grants is subject to certain restrictions that are currently respected. The accounting treatment of these tax credits has involved, in accordance with IAS 20, the recognition of non-current liabilities that will be released to the income statement to match the depreciation expensed on the capital investment concerned. The reduction in this caption is consistent with the discussion presented in note 9.5.
Deferred grants from the State totaling 0.6 million euro in Italy and 3.5 million euro in Poland were credited to the income statement during the year.

9.18. Trade payables

Trade payables relate to the purchase of goods and services from the Group's suppliers. Payables are stated at their nominal value. All payables fall due within one year and, accordingly, they have not been discounted. The amounts due to suppliers reported among trade payables comprise without distinction the amounts due to both suppliers of raw materials and suppliers of fixed assets, as shown below:

(million euro )	Dec. 31st, 2013
Trade payables for investments	34.3
Trade payables for purchases	704.5
Total Trade payables	738.9

9.19. Tax payables

The amounts due to tax authorities reflect the provision for current taxes and other tax payables:

(million euro )	Dec. 31st, 2013
Current taxes payables	15.2
Taxes withheld from employees and freelance workers	10.1
Total tax payables	25.3

9.20. Other payables

Other payables are analyzed as follows:

(million euro )	Dec. 31st, 2013
Due to social security and pension institutions	19.8
Due to employees	40.9
VAT payable	29.1
Other payables	6.9
Total	96.8

9.21. Assets held for
sale

The assets held for sale, 2.1 million euro, relate to a UK property owned by Indesit Company UK Ltd that is likely to be sold during 2014.

Annual report at 31 December 2013 - Consolidated financial statements

10. Notes to the
Consolidated
Cash Flow
Statement

10.1. Net results,
Income tax,
Depreciation,
Payment of income
tax

Net results, income taxes and depreciation, all non-monetary items, are reported in notes 8.5 and 8.7 to which reference is made.

The provision for income taxes totaled 13.7 million euro, while payments of 18.4 million euro were made in 2013 to settle the residual amount due for the prior year and make tax advances. The amounts due are determined with reference to the tax regulations in the various countries in which the Group operates.

10.2. Other non
monetary income and
expenses, net,
interest paid and
collected

The other non-monetary income and expenses, net, comprise all non-monetary items recorded in the income statement, except for income taxes, depreciation and the provisions deducted directly from asset accounts (allowance for doubtful accounts and provisions for obsolescence). Accordingly, they include the increases/decreases in the cash flow reserve, provisions for warranties, provisions for risks and expenses, disposal gains and losses, unrealized exchange fluctuations, and accrued interest income and expense. Interest collected is reported separately from interest paid.

10.3. Change in trade
receivables,
inventories, trade
payables

This caption reports the cash absorbed or generated by the changes in net working capital, which comprises trade receivables, inventories and trade payables. The changes in trade payables relate solely to the supply of raw materials, goods and services, and exclude the changes in amounts due to suppliers of fixed assets, which are reported in the section of the cash flow statement that shows the cash flows generated (absorbed) by investing activities.

10.4. Change in other
assets and liabilities

This caption includes the change in all other current and non-current assets and liabilities, net of the effect on them of provisions for non-monetary costs and income. This represents the changes in the related balances with a direct effect on the absorption or generation of cash.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

10.5. Payments for
additions to property,
plant and equipment
and proceeds from
their disposal

The cash flows arising from additions to property, plant and equipment reflect investment for the development of new products at various plants throughout the Group. This caption also includes changes in payables, receivables and advances to suppliers of property, plant and equipment.
The cash flows arising from the disposal of property, plant and equipment relate to the sale of plant no longer in use.

10.6. Purchase and
disposal of other
intangible assets

The cash flows arising from investment in intangible assets relate to the purchase of licenses and software, and the capitalization of development costs, as explained in more detail in note 9.3.
The cash flows generated (absorbed) by investing activities include the amounts capitalized since these involve payments for the related internal costs incurred (mainly payroll). These payments essentially reflect the costs capitalized during the year.

10.7. Dividends paid

The payment of dividends totaling 20.6 million euro was authorized at the Parent Company's shareholders' meeting held to approve the 2013 financial statements, as also mentioned in note 9.11.

10.8. Repayments of
medium/long-term
financial payables
and bonds

The repayments of other medium/long-term financial payables relate to loans from banks and other providers of finance. The repayment of 14.1 million euro refers to the current portion of the above loans.

10.9. Change in short,
medium and long
term financial
liabilities

The change in current financial payables includes the change in short-term bank loans since this represents a technical form of short-term borrowing.
No new loans were arranged during the year ended 31 December 2013.

11. Financial
instruments

11.1 Management of
financial risks

The Group is exposed to the following principal financial risks deriving from operations:

•	liquidity risk (availability and access to financial resources);

•	market risk (exchange rates, interest rates, commodity prices);

Annual report at 31 December 2013 - Consolidated financial statements

•	credit risk (with commercial and financial counterparts).

Liquidity, market and financial counterpart credit risks are managed by the Central Treasury Department in accordance with the Group Treasury Policy approved by the Board of Directors. Group strategy is to minimize the exposure to risk and, accordingly, it is forbidden to take positions that might generate risks that are not strictly correlated with normal business activities (e.g. transactions in currencies other than the functional currencies).
In this context and in order to appropriately segregate duties, the Group has allocated skills and responsibilities between the Treasury Front Office and the Treasury Back Office, which is functionally and hierarchically separated from the Front Office.
The Front Office is mainly responsible for managing liquidity, identifying exposures to risk and negotiating hedges with financial counterparts.
The Back Office checks compliance with Treasury Policy and is responsible for the accounting measurement and recognition of hedging instruments.
Management of the credit risk with commercial counterparts is entrusted to the individual Country Managers working with the market Credit Controllers, who apply

Annual report at 31 December 2013 - Consolidated financial statements procedures for the evaluation and granting of credit limits that are specific to each geographical area or country in which the Group operates.
As required by IFRS 7, the following qualitative and quantitative information is provided about the impact of these risks on the Group.
With regard to the various market risks, the quantitative data from the sensitivity analyses has no value for forecasting purposes and cannot reflect the complexity of the market reactions correlated with each change in the assumptions made.

11.1.1 Liquidity risk

The Group defines liquidity risk as the risk that a Group company, or the Group as a whole, may be unable to meet its obligations on a timely basis. This risk has two components:

Funding Risk: the risk of not being able to meet financial obligations on the due dates and/or being unable, on a timely basis, to obtain the necessary liquidity on market terms;
Market Risk: the risk of not being able to realize financial investments on a timely basis and/or on market terms.

Liquidity risk is contained by:

•	a capital structure that is balanced between own funds and borrowing;

•	diversifying the various sources of finance;

•	spreading the maturities of financial payables over an extended time horizon;

•	establishing limits for maturities and credit counterparts in the management of liquidity;

•	maintaining unused committed and uncommitted lines of credit.

Available, undrawn committed lines of credit at 31 December 2013 amount to 400.0 million euro, comprising a syndicated line from banks arranged in July 2011 and expiring in 2016. At 31 December 2013, the Group has drawn down the amortizing line of credit for 75.0 million euro made available by the EIB and repayable by 2018, as well as the revolving line of credit from Bank Pekao SA for 80.0 million zloty, expiring in 2014. The Group has significant uncommitted lines of credit available at 31 December 2013.

During 2013, the Group maintained the securitization program arranged in 2010 as part of its sources of funds. As required by IAS 39, the receivables sold via the securitization program are not derecognized and remain reported as trade receivables, while the related financial payables are reported as liabilities.
No significant available lines of credit were revoked during the year.

The following table analyzes by maturity the undiscounted contractual cash flows relating to financial liabilities, including trade payables and the derivative financial instruments with negative fair value at 31 December 2013. Loans have been included with reference to the first date on which repayment may be requested and those that may be revoked at any time have been treated as repayable upon demand.

Annual report at 31 December 2013 - Consolidated financial statements

Financial liabilities (million euro)	Carrying amount 31.12.2013	Contractual cash flows not discounted	Within 1 month	Between 1 and 3 months	Between 3 and 12 months	Between 1 and 5 years	Beyond 5 years
Trade payables	738.9	738.9	215.7	397.1	126.1	0.0	0.0
Bonds	458.0	521.9	0.0	4.3	143.4	374.2	0.0
Due to banks	185.2	190.7	108.8	4.7	25.9	51.4	0.0
Other financial payables	1.8	1.8	0.0	0.2	0.5	1.1	0.0
Derivative instruments	31.0	26.9	1.2	0.4	22.8	2.5	0.0
Total	1,414.9	1,480.3	325.7	406.7	318.6	429.2	0.0

11.1.2 Market risk

As defined in IFRS 7, the Group identifies as market risk the probability of fluctuations in the value of recognized assets or liabilities or its economic results, or in the fair value of a financial instrument, as a result of changes in:

•	currency exchange rates (exchange-rate risk);

•	interest rates (interest-rate risk);

•	commodity prices (commodity-price risk).

Exchange-rate risk

The Group identifies three types of exchange-rate risk:

Competitive
Changes in exchange rates may influence the strategic decisions and competitive positioning of the Group in its reference markets.

Economic
Changes in exchange rates between the date when a financial commitment between counterparts, in a currency other than the functional currency, is deemed to be highly probable and the actual settlement date of the commitment generate a difference between the expected cash flows and those that actually occur. The Group further analyzes economic risk between:

•	pre-transaction risk, represented by the risk of differences between the exchange rate used for forecasts and that applying when the financial commitment is recognized in the financial statements;

•
transaction risk, represented by the risk of differences between the exchange rate applying when the financial risk is recognized in the financial statements and that applying on the settlement date of the commitment.

Translation
Changes in the exchange rates alter the carrying amounts of assets and liabilities not denominated in euro, following their consolidation for reporting purposes and their translation into the functional currency of the Parent Company. These changes do not give rise to an immediate difference between expected and actual cash flows, but merely have an accounting effect on the Group's consolidated equity. The effect on cash flows only arises in the event of equity transactions involving Group companies that prepare foreign currency financial statements (e.g. capital reductions, payment of dividends, corporate liquidations etc.).
The Group is exposed to the following main currencies at 31 December 2013: the British pound, the Polish zloty, the Russian ruble, the Turkish lira, the US dollar and the Ukrainian hryvnia.

Exchange risk is managed by the Central Treasury Department, which systematically identifies outstanding exposures and those deriving from highly

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements likely future transactions, and arranges the related hedges in compliance with the Treasury Policy.

The principal Policy guidelines envisage:

•	the hedging of economic risk in accordance with the guidelines approved each year by the Board of Directors;

•	the hedging of translation risk only if there is a material risk of failure to comply with financial covenants and, in any case, subject to approval by the Chief Executive Officer;

•	identification of the derivative financial instruments that may be used.

The instruments allowed by the Treasury Policy comprise foreign currency loans and investments, as well as forwards, options and collars traded over the counter or in regulated markets.
Derivatives hedging pre-transaction risk are arranged with a time horizon of not more than one year and are managed using the rules applying to cash flow hedges. The year-end value of the cash flow reserve relating to such derivatives is therefore released in full to the income statement in the following year.
Derivatives hedging transaction risk generally do not have a duration of more than one month and are systematically renewed consistent with the level of the underlying exposure. In general, these financial instruments provide a natural hedge and are not managed using hedge accounting rules; accordingly, pursuant to IAS 39, any changes in fair value are recognized directly in the income statement.

The Group manages and measures the exposure to exchange-rate risk using valuation methodologies (VaR, scenario analysis, stress tests etc.) that make reference to historical volatility parameters for the currencies concerned, as well as those observable in the market on the measurement date. These parameters are verified and updated at least every quarter, consistent with the Group's budgeting cycles.

Sensitivity of the value of derivatives
With regard to the derivative contracts outstanding at 31 December 2013, the effects on the Group's income statement of hypothetical, 10% negative changes in the exchange rates of the principal currencies used by the Group have been estimated.

	Variation +10%		Variation -10%
31.12.2013 (million euro)	P&L effect	Equity effect	P&L effect	Equity effect
Derivative instrument hedging of cash flow hedging	2.5	(6.5)	0.0	4.0
Derivative instrument hedging of fair value hedging	2.8	0.0	(3.6)	0.0
Total	5.3	(6.5)	(3.5)	4.0

Sensitivity of operating profit
Considering the principal currencies to which the Group is exposed, a 10% increase (decrease) in each currency, with respect to their average exchange rates during 2013, would have had an adverse effect on the Group's operating profit (ignoring the tax effect) of about 57.8 million euro (positive effect of about 70.6 million euro), assuming no changes in other factors.
The model assumes the same distribution of revenues and costs as in 2013. The simulation does not include:

•	any external effects (e.g. market or competitive dynamics) or internal effects (behavior and actions taken by the Group) as a result of such changes in exchange rates;

•	the effects of hedging via the use of derivatives;

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Positive variation effect of 10% of currency on operating profit

(million euro)	GBP	RUB	TRY	PLN	ARS	HUF	UAH	USD	Total
Operating profit	(43.5)	(21.9)	(6.8)	9.5	(0.8)	(0.2)	(6.5)	12.4	(57.8)
% effect on total	75.3%	37.8%	11.7%	-16.5%	1.4%	0.3%	11.2%	-21.4%	100.0%

Negative variation effect of 10% of currency on operation profit

(million euro)	GBP	RUB	TRY	PLN	ARS	HUF	UAH	USD	Total
Operating profit	53.2	26.7	8.3	(11.6)	1.0	0.2	7.9	(15.1)	70.6
% effect on total	75.3%	37.8%	11.7%	-16.5%	1.4%	0.3%	11.2%	-21.4%	100.0%

Exposure to commercial cash flows
The following table reports the exposure to economic risk deriving from expected commercial flows and the related hedges of pre-transaction risk at 31 December 2013.

The 2013 hedges on the exposure to economic risk deriving from expected commercial flows *
Currency	GBP	PLN	RUB	USD	TRY	UAH
Long/short exposure	394.2	(99.3)	198.9	(136.2)	88.7	71.3
Hedges	(394.9)	117.0	0.0	138.6	0.0	0.0
Residual exposure	(0.6)	17.6	198.9	2.4	88.7	71.3

* The amounts are in million euro equivalents.

At the end of 2013, no hedges have a duration of more than 12 months.

The estimated exposures and expected flows used and shown in the above table are subject to possibly significant changes due to changes in demand, the different allocation of factors of production, the revision of forecast sales and purchases, changes in collection and payment terms and, more generally, to the operational and financial risks highlighted in the report on operations.

Interest-rate risk

The Group defines interest rate risk as the risk that adverse movements in the interest rate curve might have a negative effect on the cost of liabilities or the yield from financial assets and, in the final analysis, on the Group's profit for the year.
Interest-rate risk is managed centrally by the Group's Treasury Department, in compliance with the Treasury Policy.

In particular, it is Group policy to:

•	maintain borrowing at floating rates;

•	limit the conversion from floating rate to fixed rate within the notional, maturity (maximum rolling maturity of 5 years) and market limits defined by the policy.

In addition, the policy also covers the types of hedging instrument that can be used (interest-rate swaps, forward-rate agreements, cross currency swaps, caps, floors, collars). Recourse to structured derivatives is not envisaged, unless expressly authorized by the CFO.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Interest-rate risk: sensitivity
A hypothetical upward shift in the interest-rate curve by 100 basis points (in parallel along the entire curve) would have the effects indicated below. The effects of a downward shift are not presented since they are not meaningful.

The simulation is representative of the effects that would be generated in 2014 if the exposures to risk remained the same as those at 31 December 2013, or the same as the normalized average exposures in the limited cases in which the situation at year end was not representative of that applying throughout the year.

31.12.2013 (million euro)	Variation +100bps
	P&L effect	Equity effect
Net indebtedness of floating rate	(2.4)	0.0
Derivative instrument hedging of fixed rate loans	(0.9)	0.0
Derivative instrument hedging of floating rate loans	1.9	0.4
Total	(1.3)	0.4

Commodity-price risk

The Group is subject to the risk that fluctuations in the prices for the commodities used in the production process might have an adverse effect on the results for the year.
This risk is mainly managed in accordance with the Group's procurement policies by the Supply Chain Department, which regularly assesses current and future exposures. Action involves the management of supply contracts and, occasionally, for amounts that are not significant, the use of derivative instruments.

The following table indicates the costs incurred by the Group in 2013 for the consumption of raw materials, components and other materials.

(million euro)	Dec. 31st, 2013
Steel	(205.9)
Plastic	(249.0)
Components and transformations	(999.9)
Other material	(104.2)
Total	(1,559.0)

Normally, with regard to the purchase of steel, the Group's objective is to sign annual contracts at fixed prices for the materials requirement estimated when preparing the budget for the following year. These contracts are signed before the end of the fourth quarter each year. The 2014 objective of signing annual contracts at fixed prices with all steel vendors in the European market (including Service Centers and Steelworks) and to the Turkish market was achieved at the end of 2013. For the Russian market, prices will again be fixed quarterly during 2014 due, in part, to normal contractual practice there; accordingly, the steel price for just the first quarter of 2014 was fixed at the end of 2013.

For non-ferrous metals (nickel, copper and aluminum), the supply agreements for 2014 are partly annual and partly six-monthly (nevertheless with the fixing of lower prices), depending on the strategies agreed with the various vendors.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Lastly with regard to plastics, as usual the Group has signed fixed price contracts for 2014 covering about 30% of its requirement, while the prices for the remaining 70% are indexed to sector parameters. The duration of these supply contracts is either quarterly or half-yearly, depending on the negotiating strategies established with the vendors of the various commodities.

Price risk: quantitative information

The derivatives outstanding at 31 December 2013 hedge the prices of aluminum and copper.
A hypothetical 10% decrease in the prices of the above commodities would reduce the fair value of the derivatives by 0.7 million euro, while a hypothetical 10% increase in the prices of these commodities would raise the fair value of the derivatives by 0.7 million euro.
These increases/decreases would be reflected in full in the cash flow reserve.

Hierarchy of levels in the measurement of fair value

With regard to financial instruments recognized at fair value in the statement of financial position, IFRS 7 and IFRS 13 require such values to be classified using a hierarchy of levels that reflect the meaningfulness of the input used for the determination of fair value. The following levels are identified:

Level 1 – prices quoted in an active market for the asset or liability to be measured;
Level 2 – input other than the quoted prices referred to above, which is directly (prices) or indirectly (derived from the prices) observable in the market;
Level 3 – input that is not based on observable market data.

With regard to the derivative instruments outstanding at 31 December 2013:

•	all the financial instruments measured at fair value are represented by Level 2 derivatives;

•	there were no transfers from Level 1 to Level 2, or vice versa, during 2013;
there were also no transfers from Level 3 to other levels, or vice versa, during 2013.

11.1.3 Credit risk

Credit risk represents the Group's exposure to potential losses deriving from the failure of commercial and financial counterparts to meet their obligations.

Financial counterpart credit risk

The Group invests its liquidity and enters into currency contracts and/or other derivative transactions with various financial institutions, which may give rise to credit risks.
Group Treasury Policy establishes guidelines and limits to be followed by the Treasury Front Office in the management of financial applications of funds, in order to limit the credit risk in relation to financial counterparts.
The Treasury Back Office checks compliance with these rules.
In particular, Group policy covers:

•	minimum rating requirements for counterparts;

•	the maximum level of counterpart risk that the Group can accept, based on the risk profile (rating) of each counterpart;

•	the rules that specify how risk positions must be modified following a change in rating;

Annual report at 31 December 2013 - Consolidated financial statements

•	the rules and limits that apply in the case of exposure to counterparts without a rating.

Transactions involving the employment of liquidity and the use of hedging instruments are arranged with leading domestic and international banks.

Commercial counterpart credit risk

The management of trade receivables, which represent the Group's principal credit risk exposure, is the responsibility of the individual Country Managers working together with the market Credit Controllers, who evaluate counterparts and assign them credit limits.
Credit risk is measured on a specific basis by allocating a risk rating to each customer, based on an assessment of creditworthiness that distinguishes between the various types of customer.
The risk rating is assigned by the Credit Manager, on examination of the application for credit, following an assessment of creditworthiness that takes account of both subjective and objective information.
The objective elements considered include:

•	analysis of financial statements;

•	competitive positioning of the company;

•	information about the potential customer obtained from databases.

The subjective elements considered include:

•	accumulated experience;

•	network of relations.

The credit rating of counterparts is reviewed periodically.
The credit risk deriving from commercial transactions is mitigated by the use of various instruments, such as letters of credit, insurance policies and other forms of secured or unsecured guarantee.
Group policy is to write down receivables overdue by more than 60 days by 50% and those overdue by more than 120 days by 75%, while those overdue by more than 180 days are written off in full, unless backed by insurance cover, bank guarantees or other forms of collateral.
The credit risk associated with any doubtful or overdue positions is also monitored centrally with reference to the monthly reports received.

Credit risk: quantitative information

The Group's maximum theoretical exposure to credit risk is represented by the book value of the financial assets recorded in the statement of financial position, 779.2 million euro.
Solely with regard to trade receivables at 31 December 2013, the concentration of the ten largest customers (all major retail chains) is 23.6% of total gross performing receivables.

11.2 Recognition of
hedge transactions
and categories of
financial asset
liability
Hedge Accounting

The Group carries out prospective and retrospective tests of the effectiveness of derivatives designated for hedge accounting purposes

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The prospective effectiveness of a hedge is checked by stress testing, which involves comparing the changes in its fair value with those of the underlying hedged assets or liabilities. In particular, two distinct changes (positive and negative) in the market curves are simulated.
The retrospective effectiveness of a hedge is checked, commencing from the date when the instrument was designated as a hedge, by comparing the cumulative changes in its fair value with those of the underlying hedged assets or liabilities.
Effectiveness is assured if the relation between the change in the fair value of the hedging instrument and the change in the fair value of the underlying falls in the range between 80% and 125%.
The Group arranged both fair value hedges and cash flow hedges during 2013. With regard to the latter, Indesit Company hedges its exposure to changes in cash flows attributable to a specific risk associated with a recognized asset or liability, as well as a planned transaction that is highly likely to take place.

The Group regularly checks that hedged future transactions continue to be considered highly likely. No significant effects were recorded in 2013 due to hedges with notionals in excess of the underlying flows (overhedges).
The ineffective cash flow hedges identified in 2013 resulted in the recognition of costs totaling 0.2 million euro.
With regard to the handling of the Cash Flow Hedge Reserve it should be noted that the proportion of variation due to the release of the annual positive effects of cover in the income statement amounted to 4.5 million euro and the decrease due to the annual assessment is equal to 8.6 million euro.
Changes in the fair value of derivative instruments and the related underlying transactions for fair value hedges are reported in the summary table of transactions outstanding at year-end.

Fair Value

The fair value of each instrument is calculated as follows:

•	the fair value of currency forwards is calculated considering the exchange rate and the interest rates in the two currencies at the reporting date;

•	the fair value of currency options is calculated using the Black-Scholes model and market parameters at the reporting date (exchange rates, interest rates and volatilities of the currencies);

•	the fair value of interest-rate swaps and forward-rate agreements is calculated considering the interest rates at the reporting date and using DCF techniques;

•	the fair value of cross currency swaps is calculated considering the exchange rate and the interest rates at the reporting date and using DCF techniques;

•
the fair value of commodity forwards is determined considering the forward price for the commodity and the interest rates at the reporting date (and the exchange rate at the reporting date, if the hedge includes the exchange rate).

Determination of the fair value of derivatives takes account of the credit risk relating to individual banking counterparts and the risk of non-performance by the Indesit Group (own credit risk), as required by IFRS 13.
A credit risk adjustment is applied to the market values determined using the valuation techniques described. This considers the probability of default

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements extrapolated from the market CDS spreads for banking counterparts and the credit spreads implied by the yields on a basket of corporate bonds with the same rating as that of the Group, estimated using internal valuation models.
With reference to the valuations carried out at 31 December 2013, the size of this adjustment with respect to risk-free market values is limited due to the short residual duration of the derivative positions outstanding at year end.
Based on the current wording of IAS 39, the application of a credit risk adjustment when calculating the fair value of derivatives represents a source of ineffectiveness (although not significant for the Group) in the hedging relationships recognized for hedge accounting purposes. This is because the adjustment is only calculated with reference to the derivative instruments concerned and is not reflected in the valuation of the related underlyings.

Categories of financial asset/liability

The following tables present, for each of the categories identified in IAS 39, the carrying amount and corresponding fair value of the financial assets and liabilities recorded in the statement of financial position.

31.12.2013 (million euro)	Loans and receivables	Financial assets measured at fair value		Financial assets available for sale	Investments held to maturity	Hedging Instruments	Total carrying amount	Total fair value
		Financial assets measured at fair value upon initial measurement	Financial assets held for trading
Non-current financial assets	1.9	0	0	0	0	0	1.9	1.9
Trade receivables	426.5	0	0	0	0	0	426.5	426.5
Assets held for sale	2.1	0	0	0	0	0	2.1	2.1
Current financial assets	5.9	0	0	0	0	12.1	17.9	17.9
Cash and cash equivalents	330.8	0	0	0	0	0	330.8	330.8
							779.2	779.2

31.12.2013 (million euro)	Financial liabilities measured at fair value		Other financial liabilities measured at amortised cost	Hedging Instruments	Total carrying amount	Total fair value
	Financial liabilities measured at fair value upon initial measurement	Financial liabilities held for trading
Medium/long-term financial liabilities	0	0	366.1	2.5	368.6	373.8
Trade payables	0	0	738.9	0	738.9	738.9
Short term financial liabilities	0	0	278.9	28.5	307.4	297.8
					1,414.9	1,410.5

Financial assets and liabilities measured at amortized cost

Trade receivables and payables, restricted deposits, bank borrowing, loans, bonds and other assets and liabilities are measured at amortized cost (e.g. receivables sold and finance lease liabilities).
Pursuant to IFRS 7, the fair value of these captions is reassessed by calculating the present value of the contractually-expected flows of principal and interest, based on the yield curve for government securities at the valuation date. In particular, the fair value of long-term financial liabilities is determined using the risk-free curve, as adjusted to take account of the Group's credit rating.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Although the US Private Placement bonds fall into the category of financial liabilities measured at amortized cost, they are actually recorded at fair value. This is determined with reference solely to the hedged risk factors, using the accounting rules applicable to fair value hedges. The interest rate and exchange rate risks associated with these bonds have in fact been hedged by the Group using the specific derivative instruments described in the note on financial instruments.
The carrying amount of trade receivables and payables is a reasonable approximation of their fair value.

Financial assets and liabilities measured at fair value

The financial instruments arranged for hedging and trading purposes (operational hedges) are measured at fair value. Information about the determination of fair value is provided in the section on “Derivative financial instruments outstanding at year end”.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

		Notional amount		Fair value of derivates						Classification at 31 December 2013
(million euro)	Nature of risk hedged	31.12.2013	31.12.2012	31.12.2013	31.12.2012	Change in fair value of derivatives at 31.12.2013 vs 31.12.2012	Change in fair value of underlyings at 31.12.2013 vs 31.12.2012	Change in fair value of underlyings at 31.12.2013 vs inception date	Change in fair value of derivatives at 31.12.2013 vs inception date	Other non-current financial assets	Current financial assets	Medium/long-term financial payables	Banks and other financial payables	Total

Cash flow hedges
Currency options	Currency	473.6	246.8	(0.4)	6.6	(7.0)	na	na	na	0	4.5	0	(4.9)	(0.4)
IRS on loans short term	Interest rate	305.0	350.0	(6.6)	(12.5)	5.9	na	na	na	0	0	(1.3)	(5.3)	(6.6)
Forward	Price/currency	179.0	123.5	(4.2)	2.9	(7.1)	na	na	na	0	1.2		(5.4)	(4.2)
Total		957.6	720.4	(11.2)	(3.0)	(8.1)				0	5.7	(1.3)	(15.5)	(11.2)

Fair value hedges
CCS on bonds	Currency/Interest rate	144.5	144.5	(11.7)	(0.1)	(11.6)	11.6	10.2	(11.6)	0	1.8	(1.2)	(12.3)	(11.7)
IRS on bonds	Interest rate	18.3	18.3	0.8	1.5	(0.8)	0.8	(0.8)	0.6	0	0.8	0	0	0.8

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

other trading operations	Interest rate	45.0	0	(0.3)	0	(0.3)	na	na	na	0	0	0	(0.3)	(0.3)
Total		207.8	162.8	(11.3)	1.4	(12.7)	12.4	9.4	(11.0)	0	2.5	(1.2)	(12.6)	(11.3)

Other hedges
Forward	Currency	326.6	273.3	3.4	0.3	3.2	na	na	na		3.9		(0.4)	3.4
Total		326.6	273.3	3.4	0.3	3.2	0	0	0	0	3.9	0	(0.4)	3.4

Grand total		1,492.0	1,156.4	(19.0)	(1.4)	(17.6)	12.4	9.4	(11.0)	0	12.1	(2.5)	(28.5)	(19.0)

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The currency options recognized as cash flow hedges were purchased principally to hedge the risk of an appreciation of the euro against the British pound, the Polish zloty against the British pound and the euro, and the US dollar against the euro. The hedged exchange risks mainly relate to highly likely future transactions expected to take place within one year, with the consequent release of the cash flow reserve to the income statement.

The float-to-fix Interest Rate Swaps have been designated as cash flow hedges of the interest-rate risk on part of the short-term loans, the use of which is expected to be equivalent to such Interest Rate Swaps in terms of their nominal value and maturities.
The interest-rate hedges outstanding at 31 December 2013 comprise IRS with a total notional of 305.0 million euro. These hedge the interest-rate risk on an average of about 177.5 million euro of underlying payables (short term) with the following maturities:

•	105 million euro from 17 March 2012 to 17 March 2014;

•	150 million euro from 17 March 2014 to 17 March 2015;

•	50 million euro from 17 March 2012 to 17 March 2015.

The forwards, designated as cash flow hedges, were arranged to hedge the exchange-rate risk on highly likely future transactions, and the price risk on highly likely future purchases of commodities and semi-finished products.

The cross currency swap was arranged to hedge the interest-rate and exchange-rate risks deriving from commitments in relation to the US private placement of bonds. This transaction converted the fixed-rate US dollar bonds into floating-rate euro.

The interest-rate swap relates to the euro tranche of the US private placement, and was arranged to hedge the interest-rate risk that was swapped from fixed to floating at the time the loan was arranged.

Other trading transactions include a float-to-fix interest-rate swap that expires on 17 March 2014.

The forwards not recognized as cash flow hedges were arranged to hedge exchange-rate risk.

12. Information
required by IAS 24
on the
remuneration of
management and
on related parties

Remuneration of management
In addition to the executive and non-executive directors and the statutory auditors, the managers with strategic responsibility for operations, planning and control – until April 2013 comprise the Chief Financial Officer, Chief Supply Chain & IT Officer, Chief Commercial Officer, Chief Division Officer Food Treatment, Chief Division Officer Home Care, Chief Division Officer Services & Consumer Care, Chief HR Officer. From May 2013 are identified in the figures of Chief Operating Officers, Sales & Marketing, Chief Operating Officer, Products & Technology, Chief Financial Officer and Chief HR Officer.
The table below lists the expected gross remuneration of the above persons for 2013, comprising all forms of compensation (gross pay, bonuses, fringe benefits,

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements etc.), and the bonuses accrued but not yet paid, since subject to the achievement of annual objectives and continued employment by the Group at the vesting date.

Salaries and annual fees for the year 2013 due to directors, statutory auditors and executives with strategic responsabilities

(million euro )	Short-term benefits	Long-term benefits	Stock Option
Directors	3.1	0.7	—
Statutory Auditors	0.2	—	—
Executives with strategic responsabilities	2.5	0.9	—
Total	5.8	1.6	—

List of the main related parties with which transactions were carried out during the year.
The principal related parties (other than subsidiaries), as defined in IAS 24, with which commercial and financial transactions have been carried out, are listed below. All commercial and financial transactions with these entities were arranged on arms'-length terms and in the interests of the Group.

List of related parties	Type of relationship
Faber Factor Srl in Liquidazione	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
Fineldo Spa	Group Parent belonging to Vittorio Merloni
Immobiliare Fineldo Srl	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
Progetti International Spa	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
Solar COOL Srl	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
Solar STOCK Srl	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
Solar WASH Srl	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
TM NEWS Spa	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
Tecnosolare Carinaro Srl	Other related — Controlled by Fineldo S.p.A., Group parent of Indesit Company
Tradeplace BV	Associate
Indesit Company UK Ltd Group Personal Pension Plan	Pension fund
Merloni Ireland Pension Plan	Pension fund

Indesit Company UK Ltd and the employees concerned contribute to the Indesit Company UK Ltd Group Personal Pension Plan and the Merloni Ireland Pension Plan under the pension rules applicable in the UK.

Faber Factor Srl in Liquidation was sold December 27, 2013.

In addition to the above companies, the following natural persons are also deemed to be related parties: members of the Board of Directors and the Board of Statutory Auditors, managers with strategic responsibility for management, planning and control activities, and the close family members of these parties, as defined in IAS 24.

Schedules summarizing transactions with related parties

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

The table on the next page summarizes balances and transactions with the related parties identified above, distinguishing between transactions with the parent company, associates and other related parties.

There have not been any significant, atypical and/or unusual transactions with related parties (except those with regard to the pension funds described above).

Table summarizing the transactions with related parties - Income Statement
(million euro )	Dec. 31st, 2013
Revenue
Other related parties	0.8
Associates	—
Parent	0.4
Total	1.1

Cost of sales
Associates	—
Other related parties	(0.2)
Total	(0.2)

Selling and distribution expenses
Other related parties	—
Associates	—
Total	0.0

General and administrative expenses
Associates	—
Other related parties	(8.5)
Parent	—
Total	(8.5)

Net financial expenses
Other related parties	—
Parent	—
Total	—

Share of profits and (losses) of associates
Other related parties	—
Total	0.0

The revenue and cost captions have essentially remained unchanged.

Consolidated financial statements at 31 December 2013 – Notes to the Consolidated financial statements

Table summarizing the transactions with related parties - Statement of financial position
(million euro )	Dec. 31st, 2013
Property, plant and equipment
Associates	—
Other related parties	—
Total	—

Intangible assets with a finite life
Associates	—
Other related parties	—
Total	—

Current financial assets
Other related parties	—
Parent	—
Associates	—
Total	—

Trade receivables
Associates	—
Other related parties	3.2
Parent	0.2
Total	3.4

Trade payables
Associates	—
Other related parties	0.1
Parent	0.0
Total	0.1

Other payables
Parent	—
Other related parties	0.0
Total	0.0

The amount due from Other related parties within Trade receivables mainly comprises 1.8 million euro due under a contract with Tecnosolare Carinaro S.r.l. that transferred land usage rights for the installation of solar panels at Carinaro and Teverola, and 1.2 million euro due from Progetti International S.p.A.

The cash flow generated by transactions with related parties was 0.1 million euro.

Consolidated financial statements at 31 December 2013 – Attachments

Attachment 1 List of companies consolidated on a line-by-line basis

Name	Registered office	Share capital	Group interest
			direct	indirect
Aeradriatica SpA	Italy	EUR 23.068.545	100.00	0
Airdum Ltd	UK	GBP 15.000	0	100.00
Cannon Industries Ltd	UK	GBP 1,5	0	100.00
Closed Joint Stock Company Indesit International ZAO	Russia	RUB 1.664.165.000	100.00	0
Fabrica Portugal Sa	Portugal	EUR 11.250.000	0	96.40
FCT Cirano	France	0	0	0
General Domestic Appliances Holdings Ltd	UK	GBP 26.000.000	0	100.00
General Domestic Appliances International Ltd	UK	GBP 100.000	0	100.00
Indesit Argentina SA	Argentina	ARS 24.070.220	3.00	97.00
Indesit Company Belgium SA	Belgium	EUR 150.000	0	100.00
Indesit Company Beyaz Esya Pazarlama A.S.	Turkey	TRY 5.167.994	100.00	0
Indesit Company Beyaz Esya Sanayi ve Ticaret A.S.	Turkey	TRY 134.038.073	36.16	63.84
Indesit Company Ceská s.r.o	Chech Republic	CZK 1.000.000	100.00	0
Indesit Company Deutschland GmbH	Germany	EUR 550.000	0	100.00
Indesit Company France Sas	France	EUR 17.000.000	0	100.00
Indesit Company International Business Sa	Switzerland	SFR 250.000	0	100.00
Indesit Company International Bv	The Netherlands	EUR 272.270	0	100.00
Indesit Company Luxembourg Sa	Luxembourg	EUR 117.977.729	100.00	0
Indesit Company Magyarország Kft	Hungary	HUF 25.000.000	0	100.00
Indesit Company Nordics AB	Sweden	SEK 50.000	100.00
Indesit Company Österreich Ges. m.b.h.	Austria	EUR 18.168,21	0	100.00
Indesit Company Polska Sp.z o.o.	Poland	PLN 540.876.500	100.00	0
Indesit Company Portugal Electrodomésticos Sa	Portugal	EUR 1.144.100	0.56	99.44
Indesit Company Uk Holdings Ltd	UK	EUR 163.000.000	38.65	61.35
Indesit Company UK Ltd	UK	GBP 76.195.645	0	100.00
Indesit Electrodomesticos Sa	Spain	EUR 1.000.000	78.95	21.05
Indesit IP Srl	Italy	EUR 10.000	100.00
Indesit Ireland Ltd	Ireland	EUR 100.000	0	100.00
Indesit Middle East FZE	UAE	AED 1.000.000	0	100.00
Indesit Rus Llc	Russia	RUB 4.340.000	100.00	0
Indesit Ukraine LLC	Ukraine	UAH 11.234.634	100.00	0
Jackson Appliances Ltd	UK	GBP 7,5	0	100.00
Merloni Domestic Appliances Ltd	UK	GBP 90.175.500	19.60	80.40
Olympia Finance srl - Società Unipersonale	Italy	EUR 12.000	0	0
Wuxi Indesit Domestic Appliance Technology Co. Ltd	China	EUR 900.000	0	100.00
Xpelair Ltd	UK	GBP 8,25	0	100.00

Consolidated financial statements at 31 December 2013 – Attachments

Attachment 2 List of other investments in subsidiaries and associates

Name	Registered office	Share capital	Group interest
			direct	indirect
Indesit Company Bulgaria Srlu	Bulgaria	BGL 7.805.000	100.00	—
Indesit Company Domestic Appliances Hellas Mepe	Greece	EUR 18.000	—	100.00
Indesit Company Singapore Pte. Ltd.	Singapore	SGD 100.000	—	100.00
Tradeplace B.V.	The Netherlands	EUR 30.000	20.00	—

Milan, 30 January 2015
For Board of Directors